                                                              Exhibit (7)(c)(ii)


                                    AGREEMENT


                                  by and among


                              SORIN BIOMEDICA S.P.A



                        SIENNA BIOTECH INTERNATIONAL INC.



                            WABCO STANDARD TRANE B.V.



                             AMERICAN STANDARD INC.






                                 MARCH 10, 1997

                                TABLE OF CONTENTS

ARTICLE 1 -- PREMISES; INTERPRETATION......................................  3
      2.01  "Accounting Principles"........................................  3
      2.02  "Affiliates"...................................................  3
      2.03  "C.C.".........................................................  3
      2.04  "Closing"......................................................  4
      2.05  "Closing Date".................................................  4
      2.06  "Confidentiality Agreement"....................................  4
      2.07  "Contemplated Transactions"....................................  4
      2.08  "Excluded Assets" .............................................  4
      2.09  "In Vitro Business" ...........................................  4
      2.10  "I.P. Rights" .................................................  4
      2.11  "Material Adverse Effect"......................................  4
      2.12  "Net Invested Capital".........................................  5
      2.13  "NewCo Belgium"................................................  5
      2.14  "NewCo Brazil".................................................  5
      2.15  "NewCo France".................................................  5
      2.16  "NewCo Germany"................................................  5
      2.17  "NewCo Italy"..................................................  5
      2.18  "NewCo Spain"..................................................  5
      2.19  "Stated Assets and Liabilities"................................  5
      2.20  "Taxes"........................................................  6
      2.21  "Trustee"......................................................  6
      2.22  "Transition Services Agreement"................................  6
      2.23  "Bank Reimbursement Obligations"...............................  6

ARTICLE 3  --   REORGANIZATION.............................................  6
      3.01  Italy..........................................................  6
      3.02  Germany........................................................  7
      3.03  France.........................................................  8
      3.04  Belgium........................................................  9
      3.05  Spain.......................................................... 10
      3.06  Brazil......................................................... 11

ARTICLE 4  --   PURCHASE PRICE............................................. 12

ARTICLE 5  -    DOCUMENTATION.............................................. 12

ARTICLE 6  --   REPRESENTATIONS AND WARRANTIES OF SORIN BIOMEDICA.......... 13
      6.01  Organization and Good Standing................................. 13
      6.02  Authority -- No Conflict....................................... 13
      6.03  Capitalization................................................. 15
      6.04  Assets, Personnel and Contracts to be Transferred -- Balance
              Sheets....................................................... 16
      6.05  Title to Properties -- Assets -- Inventory..................... 16
      6.06  Environmental Matters.......................................... 17
      6.07  Intellectual Property Rights................................... 18
      6.08  Accounts Receivable............................................ 19
      6.09  Taxes.......................................................... 20
      6.10  Employees...................................................... 21
      6.11  Assigned Contracts............................................. 21


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
      6.12  Title to Permits and Compliance................................ 23
      6.13  Legal Proceedings.............................................. 23
      6.14  Absence of Certain Changes and Events.......................... 24
      6.15  Minnesota Corporation.......................................... 25
      6.16  Disclosure..................................................... 26
      6.17  Brokers or Finders............................................. 26
      6.18  Compliance with Law............................................ 26
      6.19  Breaches of Representations and Warranties..................... 26
      6.20  No Other Representations and Warranties........................ 27

ARTICLE 7  --   REPRESENTATIONS AND WARRANTIES OF BUYER.................... 27
      7.01  Organization and Good Standing................................. 27
      7.02  Authority -- No Conflict....................................... 27
      7.03  Certain Proceedings............................................ 28
      7.04  Broker or Finders.............................................. 28
      7.05  Disclosure..................................................... 28
      7.06  Breaches of Representations and Warranties..................... 28
      7.07  No Other Representations and Warranties........................ 28

ARTICLE 8  --   COVENANTS OF SORIN BIOMEDICA AND THE SELLING PARTIES PRIOR
            TO CLOSING DATE................................................ 28
      8.01  Access and Investigation....................................... 28
      8.02  Operation of the Business...................................... 29
      8.03  Required Governmental Approvals................................ 30
      8.04  Notification................................................... 30
      8.05  No Negotiation................................................. 30
      8.06  Minnesota Corporation Merger................................... 30
      8.07  No Employment Offers........................................... 31
      8.08  Lease and Service Agreements................................... 31
      8.09  Minnesota Warrant.............................................. 31

ARTICLE 9  --   COVENANTS OF BUYER PRIOR TO CLOSING DATE................... 31

ARTICLE 10  -- CONDITIONS PRECEDENT........................................ 32

ARTICLE 11  -- TERMINATION................................................. 33
      11.01 Termination Events............................................. 33
      11.02 Effect of Termination.......................................... 34

ARTICLE 12  -- CLOSING..................................................... 34

ARTICLE 13  -- PURCHASE PRICE ADJUSTMENT; ACTIONS AFTER THE CLOSING DATE... 36

ARTICLE 14  -- INDEMNIFICATION ............................................ 43

ARTICLE 15  -- GENERAL PROVISIONS.......................................... 51
      15.01 Expenses....................................................... 51
      15.02 Transfer Taxes and Charges..................................... 51
      15.03 Public Announcements -- Confidentiality........................ 51
      15.04 Guarantee...................................................... 52
      15.05 Notices........................................................ 53
      15.06 Waiver......................................................... 54


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

      15.07 Entire Agreement and Modification.............................. 54
      15.08 Assignments, Successors, and Limited Third-Party Rights........ 55
      15.09 Severability................................................... 55
      15.10 Governing Law; Controversies................................... 55
      15.11 Counterparts................................................... 56
      15.12 Knowledge...................................................... 56
      15.13 Registration................................................... 56
      15.14 Bank Reimbursement Obligations................................. 56
      15.15 Non-Competition................................................ 56
      15.16 Conbiotec...................................................... 57


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
                                    AGREEMENT


      This Agreement is made and entered into as of the tenth day of March, 1997 by and among:

      SORIN BIOMEDICA S.p.A., an Italian corporation with a registered office at 13040 Saluggia (VC), Italy represented by its legal representative Mr. Ezio Garibaldi (hereafter called "Sorin Biomedica"), and

      SIENNA BIOTECH INTERNATIONAL INC., a Delaware, U.S.A. corporation with an office at 9115 Guilford Road, Suite 180, Columbia, Maryland 21046 represented by its legal representative Mr. Benson I. Stein, WABCO STANDARD TRANE B.V., a Netherlands corporation with a registered office at Jupiterstraat 254, 2132 HK Hoofddorp, The Netherlands represented by its legal representative Mr. Johannes Lips (hereafter collectively called "Buyer"), and

      AMERICAN STANDARD INC., a Delaware, U.S.A. corporation with an office at One Centennial Avenue, Piscataway, P. O. Box 6820, Piscataway, New Jersey 08855-6820 U.S.A. represented by its legal representative Mr. Benson I. Stein (hereafter called "ASI").


WHEREAS

      A. Sorin Biomedica directly and/or indirectly controls SORIN BIOMEDICA DIAGNOSTICS S.p.A. with registered office at 13040 Saluggia (VC), Italy ("Sorin Italy"), SORIN BIOMEDICA DEUTSCHLAND AG, with registered office at Heltorfer Strasse 12, 40472 Dusseldorf, Germany ("Sorin Germany"), SORIN BIOMEDICA FRANCE S.A., with registered office at parc de Haute Technologie - Antony 2, 9 rue George Besse, 92160 Antony ("Sorin France"), SORIN BIOMEDICA BELGIUM S.A., with registered office at Rue de la Grenouillette 2F, 1130 Brussels, Belgium ("Sorin Belgium"), SORIN BIOMEDICA ESPANA S.A., with registered office at Ctra. de Cerdanyola, 69-71, 08190 Sant Cugat del Valles-Barcelona, Spain ("Sorin Spain") and SORIN BIOMEDICA INDUSTRIAL LTDA., with registered office at Rua Robert Bosch, 130, 01141-010 Sao Paulo, Brazil ("Sorin Brazil") (these six entities are hereafter referred to collectively as the "Selling Parties");

      B. Sorin Biomedica through the Selling Parties operates a line of business in the biomedical diagnostic field that may be identified as "in vitro";

      C. Subject to and in accordance with the terms and conditions of this Agreement, Sorin Biomedica plans to cause and shall cause immediately prior to the Closing the Selling Parties to transfer to newly formed companies in Italy, France, Germany, Belgium, Spain and Brazil the In Vitro Business, as defined below, as shown in Exhibits 4, 5, 6, 7, 8 and 9 hereto, together with the contracts listed on Schedule A thereto and the personnel listed on Schedule B thereto, all as modified by variations resulting from the ordinary course of business since November 30, 1996, except for the I.P. Rights and the Excluded Assets, as defined below, substantially in accordance with the procedures described in Sections 3.01 through 3.06 hereof except to the extent provided in the first sentence of Article 3 hereof;

      D. Subject to and in accordance with the terms and conditions of this Agreement, Sorin Biomedica plans to and shall transfer immediately prior to the Closing to NewCo Italy the real estate, other assets, liabilities, employees and operating licenses described in Exhibit 1 hereto.

      E. Subject to and in accordance with the terms and conditions of this Agreement, Sorin Biomedica shall sell or cause the Selling Parties to sell and/or assign at the Closing, as defined below, under the terms of two separate agreements attached hereto as Exhibit 2 (collectively, "IP Agreement"), to an affiliate of Buyer, all of the intellectual property rights listed in Exhibit 3, as modified by variations resulting from the ordinary course of business since November 30, 1996;

      F. In accordance with the clauses, terms and conditions set forth hereafter: (i) subject to the terms and conditions of this Agreement, Sorin Biomedica shall (a) cause the Selling Parties to sell to Buyer the shares of NewCos, as defined below, to which Sorin Biomedica and the Selling Parties will contribute, sell or otherwise transfer, subject to the terms and conditions of this Agreement, on or prior to the Closing Date, all of the assets and liabilities of Sorin Biomedica's in vitro biomedical diagnostics business referred to in Recital C and all of the contractual relationships and personnel referred to in Recital C, except for the Excluded Assets, together with all relevant government operating and product licenses, and (b) sell and shall cause the Selling Parties to sell, simultaneously with the Closing hereunder, the I.P. Rights, as defined below, to an affiliate of the Buyer ("Buyer's IP Affiliate"), and (ii) subject to the terms and conditions of this Agreement, Buyer is willing to purchase all the outstanding shares of the NewCos, and to cause the purchase by Buyer's IP Affiliate of the I.P. Rights, as described in Section 4.01.

      G. Buyer and/or an Affiliate of Buyer (the "Acquisition Subsidiary") and INCSTAR Corporation, a Minnesota, U.S.A. corporation (the "Minnesota Corporation") are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") whereby, if the Merger Agreement is consummated, the Acquisition Subsidiary will be merged with the Minnesota Corporation and the outstanding shares of the Minnesota Corporation immediately prior to the Merger will be converted into cash (the "Merger"). Biofin Holding International, B.V., a subsidiary of Sorin Biomedica (the "Minnesota Corporation Shareholder"), presently owns eight million five hundred seven thousand and seven hundred and seven (8,507,707) shares of the outstanding common stock of the Minnesota Corporation (the "Sorin Shares" and the percentage of shares the Minnesota Corporation Shareholder owns in the Minnesota Corporation as of the Closing Date as a percentage of all outstanding shares of the Minnesota Corporation is herein referred to as the "Sorin Percentage"), holds a warrant to purchase an additional 730,720 shares of common stock of the Minnesota Corporation pursuant to a Warrant Certificate dated 13 December 1989 (the "Minnesota Warrant") and has


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
certain additional rights to purchase shares of common stock of the Minnesota Corporation in certain circumstances pursuant to a Purchase Rights Agreement dated 13 December 1989 (the "Minnesota Contingent Rights").

      NOW THEREFORE, in consideration of the mutual understandings and covenants contained herein, Sorin Biomedica, Buyer and ASI agree as follows:



ARTICLE 1  --  PREMISES; INTERPRETATION

      1.01 The recitals hereof, as well as the Exhibits and Schedules attached hereto, constitute an integral and substantive part of this Agreement. In case of conflict between the terms of this Agreement and those contained in the Exhibits and Schedules, the terms of this Agreement shall prevail.

      1.02 The Selling Parties are not parties to this Agreement, but Sorin Biomedica has the power to cause each of the Selling Parties to undertake the obligations set forth herein and to implement the actions called for herein. Whenever Sorin Italy, Sorin Germany, Sorin France, Sorin Belgium, Sorin Spain or Sorin Brazil are mentioned herein without preceding their respective names with the wording "Sorin Biomedica causes or shall cause", the interpretation of the clause is to be that the undertakings and/or the actions of each of the above-listed six Selling Parties shall be caused by Sorin Biomedica which shall, subject to the terms and conditions of this Agreement, including, without limitation Article 14 hereof, be liable to the Buyer under Article 1381 of the C.C. if one or more of the six Selling Parties do not perform as provided herein.



ARTICLE 2  --  DEFINITIONS

      2.01 "Accounting Principles" shall mean the accounting principles agreed upon by the parties hereto described in Exhibit 11 hereto.

      2.02 "Affiliates" shall mean an entity which directly or indirectly controls or is controlled by or is under common control with the applicable party.

      2.03  "C.C." shall mean the Italian Civil Code.

      2.04 "Closing" shall mean the consummation of the Contemplated Transactions relating to Sorin Italy and the other Contemplated Transactions that are consummated simultaneously therewith as described under Article 12 hereof.


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
      2.05 "Closing Date" shall mean the date on which the Closing shall take place.

      2.06 "Confidentiality Agreement" shall mean that certain agreement, as amended, and attached hereto as Exhibit 13.

      2.07 "Contemplated Transactions" shall mean (a) the transfer by each of the Selling Parties of its In Vitro Business to each NewCo, (b) the sale by the Selling Parties and the purchase by Buyer of all of the shares of the NewCos, and (c) the transfer by Sorin Biomedica of the real estate, assets, liabilities, employees and operating licenses described in Recital D, subject in all cases to
Article 12.

      2.08 "Excluded Assets" shall mean (i) marketable securities, (ii) insurance policies and rights thereunder, (iii) all rights to the names "Sorin", "Sorin Biomedica", "Sorin Diagnostics", and "Sorin Biomedica", except to the extent provided under the IP Agreement, including registered and unregistered trademark, servicemark and tradename rights, (iv) the Retained Receivables as defined in Section 6.08 below, and (v) the assets of Sorin Biomedica and/or its Affiliates (including computer software and hardware to the extent and until the time the transfer of the same to Buyer or NewCo Italy becomes effective pursuant to Section 13.05(c)) described in each of the Services Agreements attached hereto as Exhibit 12 (the "Services Agreements") and the Transition Services Agreement (as defined below), to be made available by Sorin Biomedica and/or the Selling Parties to Buyer for the periods and pursuant to the other terms set forth therein.

      2.09 "In Vitro Business" shall mean the in vitro biomedical diagnostics business ("IVD") presently carried out by the Selling Parties composed of the Stated Assets and Liabilities, as defined in this Article 2, including the contracts listed in Schedules A attached to Exhibits 4, 5, 6, 7, 8 and 9, all relevant governmental licenses and permits, and the I.P. Rights (but, for the avoidance of doubt, excluding the Excluded Assets, as defined in this Article
2).

      2.10 "I.P. Rights" shall mean the intellectual property rights listed in
Exhibit 3 hereto, owned by and assignable by Sorin Italy, owned by and assignable by any other Selling Parties, if any, and/or owned by and assignable by Sorin Biomedica, if any.

      2.11 "Material Adverse Effect" shall mean any circumstance relating to, change in, or effect on any of the NewCos that has a material adverse effect on the In Vitro Business (based on continuing operations consistent with past practice) or the assets, financial condition, or results of operations of the NewCos; provided that exclusively for the purposes of Sections 10(e), the NewCos shall be taken as a whole.

      2.12 "Net Invested Capital" shall mean the assets less liabilities shown on the consolidating balance sheet of the In Vitro Business determined in the manner set forth on Exhibit 10 attached hereto and Article 13 hereof (it being understood there has been no re-evaluation after December 31, 1995), calculated by applying the Accounting Principles as defined in this Article 2.

      2.13 "NewCo Belgium" shall mean Sorin Diagnostics (Belgium) S.A., a Belgian company to which Sorin Belgium will transfer, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and liabilities listed in Exhibit 7 and the contracts listed in Schedule A to
Exhibit 7.

      2.14 "NewCo Brazil" shall mean Sorin Diagnostics (Do Brasil) Ltda., a Brazilian company to which Sorin Brazil will transfer, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and liabilities listed in Exhibit 9 and the contracts listed in Schedule A to
Exhibit 9.

      2.15 "NewCo France" shall mean Sorin Diagnostics (France) S.A., a French company to which Sorin France will contribute, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and liabilities listed in Exhibit 6 and the contracts listed in Schedule A to Exhibit 6.

      2.16 "NewCo Germany" shall mean Sorin Diagnostics (Deutschland) GmbH, a German company to which Sorin Germany will transfer, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and liabilities listed in Exhibit 5 and the contracts listed in Schedule A to
Exhibit 5.

      2.17 "NewCo Italy" shall mean Sorin Diagnostics S.r.l., an Italian company to which Sorin Italy will contribute, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and the liabilities listed in Exhibit 4 and the contracts listed in Schedule A to Exhibit 4.

      2.18 "NewCo Spain" shall mean Sorin Diagnostics (Espana) S.A., a Spanish company to which Sorin Spain will transfer, prior to the Closing Date, its In Vitro Business, described as of November 30, 1996 by the assets and liabilities listed in Exhibit 8 and the contracts listed in Schedule A to Exhibit 8.

      2.19 "Stated Assets and Liabilities" shall mean (i) the assets and liabilities related to the In Vitro Business of the Selling Parties listed, as of November 30, 1996, in Exhibits 4, 5, 6, 7, 8 and 9 and the respective Schedules A and B thereto with variations resulting from the normal course of business since November 30, 1996, and (ii) the real estate, assets, liabilities and license agreements described in Exhibit 1, which shall be transferred to NewCo Italy, it being understood and agreed that no Excluded Assets shall be transferred to the NewCos.

      2.20 "Taxes" shall include all federal, state, regional, local, national or foreign governmental entity corporation tax, income tax, capital gains tax, capital transfer tax, capital acquisition tax, general sales tax, property tax, business tax, value added tax, dividend withholding tax, salary and payroll taxes, excise taxes, franchise taxes, use or occupancy taxes, social security contributions and other similar mandatory contributions payable to governmental agencies in respect of employment related matters similar to social security contributions, customs and other import duties, gift tax, inheritance tax, stamp duty, capital duty, registration tax or transfer tax, any estimated or advance payments related thereto and all civil or criminal penalties, charges and interest relating to any claim for taxes or resulting from a failure to comply with the provisions of any governmental enactment relating to taxes.

      2.21 "Trustee" shall mean Citibank, N.A., with registered office at Milan, Italy, (or if Citibank, N.A., cannot or will not act in such capacity such other financial institution mutually acceptable to the parties) which will act as Escrow Agent in the event that one or more of the Contemplated Transactions may not be implemented prior to the Closing.

      2.22 "Transition Services Agreement" means the Transition Services Agreement that the parties hereby agree to negotiate in good faith as soon as practicable after the date hereof and to be entered into by the parties on or prior to the Closing and the principal terms of which are set forth in Exhibit 39.

      2.23 "Bank Reimbursement Obligations" means the reimbursement obligations of Sorin Biomedica and its Affiliates to certain financial institutions, arising from the guaranties ("fideiussioni") described in Exhibit 41.



ARTICLE 3  --  REORGANIZATION

      Subject to Section 12.04 hereof, relating to each NewCo (other than NewCo Italy), the satisfaction in all material respects of the procedures hereafter listed or reasonable alternative procedures which effect substantially the same results shall occur prior to the Closing.

      3.01  Italy

            (a) Sorin Italy has requested the appointment of an expert by the Tribunal of Acqui (hereafter the "Expert") for the purpose of making an appraisal of the assets and liabilities listed in the pro-forma balance sheet as of November 30, 1996 pursuant to Article 2343 of the C.C.

            (b) Sorin Italy and/or Sorin Biomedica have filed, or will file, a petition with the Italian Health Ministry and other authorities in order to obtain the assignment to NewCo Italy or the release in favor of NewCo Italy of the Health Ministry licenses and other permits presently issued in favor of Sorin Biomedica and/or Sorin Italy in connection with its In Vitro Business.


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
            (c) Sorin Italy will initiate the procedures prescribed by Italian labor law in connection with the expected transfer of the In Vitro Business in Italy to NewCo Italy.

            (d) Promptly after the Expert files his sworn appraisal with the Tribunal of Acqui, Sorin Italy shall cause the holding of a special shareholders' meeting of NewCo Italy to resolve an increase of its capital, with a reasonable share premium ("sopraprezzo quote"), by a total amount corresponding to the net worth of the In Vitro Business in Italy, as determined by the Expert, which capital increase and share premium shall be paid in by Sorin Italy's contribution in kind of the In Vitro Business in Italy immediately prior to the Closing.

            (e) Subject to the ratification (omologa) of NewCo Italy's capital increase resolution by the Tribunal of Acqui, and the other conditions precedent of the deed of contribution (Atto di Conferimento), the happening of such conditions to be certified by a notarial deed (Atto di Verificata Condizione) prior to the implementation of the contribution in kind, Sorin Italy shall ask the directors and statutory auditors of NewCo Italy to verify the correctness of the Expert's appraisal in accordance with the third paragraph of Article 2343 C.C. and thereafter to issue the quotas corresponding to the capital increase.

            (f) Sorin Biomedica shall sell or transfer to NewCo Italy all of the real estate holdings, the other assets, liabilities and personnel shown in
Exhibit 1 hereof (except as provided in Section 13.05(c)) on or prior to the Closing Date, such transfer to be financed by cash contributed by Sorin Italy to NewCo Italy as part of the contribution in kind indicated in Section 3.01(d) hereof. The transfer of the real estate shall be subject to I.V.A. (Imposta Valore Aggiunto), while the transfer of all of the other assets shall be subject to the registry tax (Imposta di Registro).

      3.02  Germany

            (a) Sorin Germany shall have incorporated NewCo Germany with Articles of Association attached as Exhibit 22 and contributed capital funds as equity sufficient to pay the purchase price owed to Sorin Germany for the assets to be sold to NewCo Germany, and the capital of NewCo Germany shall be registered in the Commercial Register.

            (b) NewCo Germany shall have notified the local supervisory authorities of the intended opening of its business as a distributor of in vitro products.

            (c) Sorin Germany shall make any notification and/or declaration to the competent authorities in accordance with any applicable regulations in connection with the transfer of the In Vitro Business to NewCo Germany, as the case may be.

            (d) NewCo Germany shall have obtained the necessary permit for the storing and handling of radioactive substances as presently held by Sorin Germany.

            (e) Sorin Germany shall have sold to NewCo Germany in a written agreement the assets and liabilities listed in Exhibit 5 hereto, as modified as contemplated by Recital C hereof. Such assets shall be carried in the balance sheet of NewCo Germany at the same values at which they were carried by Sorin Germany, the goodwill of the In Vitro Branch thereof included.

      3.03  France

            (a) Sorin France has initiated the procedures set forth under French labor law (including any prior consultation with its works council (comite d'entreprise)) in connection with the contemplated transfer of the In Vitro Business in France to NewCo France.

            (b) Sorin France and NewCo have requested, the appointment of an appraiser (commissaire aux apports) by the commercial court of Nanterre for the purpose of making an appraisal of the assets and liabilities concerning the In Vitro Business as listed in the relevant financial statement closed at the moment of the closing date and verifying that the net value of the assets contributed is at least equal to the issued capital at the time of the increase pursuant to Article 193 of Law no. 66-537 dated July 24, 1966, of French companies (the "French Company Law").

            (c) Sorin France has filed, or will file, a petition with the French Health Ministry, the French Drug Agency (Agence du Medicament) and any other competent authorities in order to obtain the transfer to NewCo France or the release in favor of NewCo France of the operating permit, the reagents licenses and any other permits necessary to operate the In Vitro Business in France in accordance with applicable French laws and regulations.

            (d) Sorin France shall have executed with NewCo France a contribution in kind agreement pursuant to which Sorin France shall contribute the In Vitro Business in France to NewCo France, which contribution shall be subject to first obtaining the authorization by the French Health Ministry of the transfer or release to NewCo France of the operating permit of the In Vitro Business in France.

            (e) Sorin France shall make any notification and/or declaration to the competent authorities in accordance with any applicable environmental regulations in connection with the transfer of the In Vitro Business to NewCo France as the case may be.

            (f) As early as legally possible after the "date d'effet" Sorin France and NewCo will call a special shareholders' meeting to approve the intended contribution by Sorin France of the In-Vitro business and the relevant NewCo France increase of capital, for the net worth (including goodwill) of the In-Vitro Business in France.


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
            (g) Promptly after the holding of the shareholders' meeting referred to in Section 3.03(f) above, Sorin France shall have caused NewCo France to carry out any publication, tax registration and other corporate formalities required by French law in connection with the contribution in kind and the subsequent increase in capital contemplated in this Section 3.03.

            (h) Promptly after the issuing of the shares relevant to the contribution as per Section 3.03(f), Sorin France will sell the NewCo France shares at book value, to the Buyer, with effect starting from the date of closing, at which time pursuant to Section 12.04, the relevant amount will be released from escrow to Sorin Biomedica.

      3.04  Belgium

            (a) Sorin Belgium and any of its affiliates or directors have executed a notarial deed in Belgium with a view to incorporating NewCo Belgium. NewCo Belgium has been enrolled with the competent Commercial Registry and has obtained a VAT registration number. The capital of NewCo Belgium has been fully paid in.

            (b) Subsequently to the incorporation of NewCo Belgium Sorin Belgium shall have become the sole shareholder of NewCo Belgium.

            (c) Sorin Belgium and NewCo Belgium shall have entered into an agreement for the purpose of assigning to NewCo Belgium all government operating licenses and product registrations (if any) necessary to operate the In Vitro Business in Belgium as it is currently being operated by Sorin Belgium.

            (d) The Belgian Ministry of Health and other Belgian national authority and the Brussels Region shall have been notified of the transfer to NewCo Belgium of all the government operating licenses and product registrations necessary to operate the In Vitro Business in Belgium as it is currently being operated by Sorin Belgium.

            (e) The statutory auditor of NewCo Belgium shall have been requested under Article 29 quarter of the Belgian Combined Law on Business Companies to make a report as to the assets to be purchased by NewCo Belgium from Sorin Belgium under paragraph (h) of this Section.

            (f) The board of directors of NewCo Belgium shall have made a special report justifying the acquisition of the assets and approving the conclusions of the statutory auditor.

            (g) The shareholder of NewCo Belgium shall have approved the transaction.

            (h) Sorin Belgium and NewCo Belgium shall have entered into an asset purchase agreement whereby Sorin Belgium has sold to NewCo Belgium in exchange for cash the In Vitro Business (except for the operating licenses and product registrations, which shall be transferred simultaneously to NewCo Belgium pursuant to Section 3.04(c) hereof). The cash required to pay Sorin Belgium shall have been procured in due time before the closing date. NewCo Belgium shall have issued to Sorin Belgium an invoice covering the assets sold and the VAT related thereto shall have been paid.

            (i) To the extent required by law, Sorin Belgium, NewCo Belgium and the Belgian employees to be transferred to NewCo Belgium (as of November 30, 1996, those listed in Schedule B to Exhibit 7 hereto) shall have entered into contracts for the transfer of their employment contracts to NewCo Belgium.

      3.05  Spain

            (a) Sorin Spain has executed a notarial deed in Spain incorporating NewCo Spain, its sole shareholder with a share capital fully paid, and this share capital will be increased in order to be equal to the Net Invested Capital of the In Vitro Business in Spain plus any VAT that NewCo Spain will have to pay to Sorin Spain as a result of the transaction described in Section 3.05(c) below, plus goodwill and any cost and expense applicable to NewCo Spain to be paid by the Selling Parties under Section 15.01 below, and the incorporation of NewCo Spain has been inscribed with the Commercial Registry.

            (b) NewCo Spain has notified the competent authorities of the intended transfer of all permits and authorizations required under Spanish law to operate as a pharmaceutical company, including but not limited to those permits and authorizations required by Spanish pharmaceutical, tax and social security legislation.

            (c) Sorin Spain shall have entered into an asset purchase agreement providing for the transfer to NewCo Spain of the Stated Assets and Liabilities and the personnel of the In Vitro Business in Spain in exchange for an amount of cash equal to the Net Invested Capital of such business plus goodwill and any applicable value added tax.

            (d) Sorin Spain and NewCo Spain shall have executed a notarial deed assigning to NewCo Spain all government operating licenses and product registrations necessary to operate the In Vitro Business in Spain as it is currently being operated by Sorin Spain.

            (e) The Spanish Ministry of Health, any other necessary Spanish national authority, the Autonomous Community of Catalonia and any other necessary Spanish autonomous community or local authority shall have authorized the assignment to NewCo Spain of all government operating licenses and product registrations necessary to operate the In Vitro Business in Spain as it is currently being operated by Sorin Spain.

      3.06  Brazil

            (a) Subject to the satisfaction of the procedures provided for in
Section 3.06(a), as soon as the Brazilian Expert finishes his/her appraisal, Seller and/or Sorin Brazil shall cause the capitalization in cash by Sorin Brazil into NewCo Brazil, of an amount required by law.

            (b) Subject to the satisfaction of the procedures provided for in
Section 3.06(a) and (d), Seller and/or Sorin Brazil shall have caused the sale and transfer by Sorin Brazil to NewCo Brazil of the In Vitro Business, which sale will be paid in cash by NewCo Brazil.

            (c) Sorin Brazil shall have caused the assignment and transfer to or release to NewCo Brazil of the Health Ministry licenses and permits formerly issued in favor of Sorin Brazil in connection with its In Vitro Business. Sorin Brazil shall have obtained from the Brazilian Health Ministry the authorizations to assign and transfer such Health Ministry licenses and permits.

            (d) Sorin Brazil shall have initiated the procedures set forth under Brazilian labor law to transfer selected employees from the In Vitro Business in Brazil to NewCo Brazil.


            For the purposes of this Agreement any references to the "transfer" (or terms of similar import) of the portion of the In Vitro Business of Sorin Italy and Sorin France respectively to NewCo Italy and NewCo France shall be interpreted to mean the "contribution" or "contribution-in-kind" of the same.

            Notwithstanding the statements contained in the preceding provisions of Sections 3.01 through 3.06 or in Recital C, (a) although the procedures and acts provided for in such Sections must be satisfied in all material respects prior to the Closing (except as contemplated by Section 12.04), to the extent same involves any non-affiliated party (including, without limitation, any governmental agency) same do not constitute covenants on the part of Sorin Biomedica or the Selling Parties to obtain the authorizations or effect the other results thereof or, except to the extent any actions are within the sole control of such Selling Party, to take the actions contemplated thereby -- it being agreed that the foregoing provisions of this paragraph do not reduce or otherwise affect the obligations of Sorin Biomedica under Article 8 hereof -- and (b) it is also understood and agreed that any contribution in kind of, or sale or other transfer of, any assets or liabilities contemplated by this
Article 3, and the transfer of any cash to any NewCo to pay for same, is intended by the Selling Parties to be effected immediately prior to the Closing.

ARTICLE 4  --  PURCHASE PRICE

      4.01 The parties hereto agree, subject to Section 8.06 hereof, that the total purchase price for (a) all of the outstanding shares of the NewCos under this Agreement and (b) the I.P. Rights under the IP Agreement in Exhibit 2 hereto, plus the amount to be paid in the Merger pursuant to the Merger Agreement for the Sorin Shares in the Minnesota Corporation, subject to the consummation of the Merger provided for in the Merger Agreement, shall be Lit. 280.000.000.000, which at the Closing shall be first adjusted as described in
Exhibit 14 hereto (hereafter collectively, "Purchase Price"), and will be subject to further adjustment after the Closing according to Article 13 hereof. The exchange rate USD: Italian Lire shall be that reflected in The Wall Street Journal on the business day immediately prior to the Closing Date.

      4.02 The Parties agree to the post-Closing Purchase Price adjustment described in Article 13 hereof.

      4.03 Subject to the terms and conditions hereof, Buyer hereby undertakes to purchase from the Selling Parties and the Selling Parties undertake to sell to Buyer all of the NewCo's shares. Subject to the terms of Section 4.04 hereof, the purchase price payable to Sorin Biomedica for the purchase of each NewCos' shares shall be allocated pursuant to the allocations summarized in Exhibit 40 hereto. The amount of the Purchase Price allocated to the Sorin Shares shall be the product of (a) the Sorin Shares and (b) $6.32, subject to Section 8.06 hereof.

      4.04 In the event that any Selling Party (other than NewCo Italy) has not been able to transfer its In Vitro Business to its respective NewCo prior to the Closing Date, that amount of the Purchase Price allocable to the purchase of the shares of such NewCo by Buyer shown on Exhibit 40 hereto shall be deducted from the Purchase Price payable to Sorin Biomedica at the Closing, and Buyer shall pay to the Escrow Agent via wire transfer of immediately available funds the amount(s) so deducted in accordance with Section 12.04 hereof. Anything to the contrary notwithstanding in this Agreement, the only conditions to the purchase and sale of the shares of any NewCo, the shares of which have not been sold to Buyer on the Closing Date, shall be contained in Section 3 of the Escrow Agreement.


ARTICLE 5  -  DOCUMENTATION

      Prior to the Closing, Sorin Biomedica agrees to deliver to Buyer's duly authorized representatives the documentation concerning the In Vitro Business that Buyer may reasonably request in accordance with Section 8.01.

ARTICLE 6  --  REPRESENTATIONS AND WARRANTIES OF SORIN BIOMEDICA

      With respect to procedures and transactions preceding the Contemplated Transactions as well as the proposed sale of the shares of the NewCos by the Selling Parties to Buyer, Sorin Biomedica hereby makes to Buyer the following representations and warranties.

      6.01  Organization and Good Standing

            (a) Sorin Biomedica and each of the Selling Parties, and the NewCos are presently, or will be prior to the Closing, corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Selling Parties and the NewCos has full corporate power and corporate authority to conduct the In Vitro Business that it presently carries out or, as to NewCos, at the time of Closing will carry out and, as to each of the Selling Parties, to transfer the In Vitro Business to each of the NewCos substantially in accordance with the terms of this Agreement, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) The articles of incorporation and by-laws of Sorin Biomedica and each of the Selling Parties and the NewCos, as amended, as well as the minutes of all shareholders' meetings and Board of Directors' meetings, to the extent such minutes relate to its In Vitro Business, duly transcribed are included in its respective corporate books, and all transactions of each NewCo of the type which under the laws of its jurisdiction of incorporation must be duly registered are or will be properly transcribed, after the consummation thereof, in its corporate books and documents prior to the Closing Date.

      6.02  Authority -- No Conflict

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sorin Biomedica and is enforceable against Sorin Biomedica, in accordance with its terms. Sorin Biomedica has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement. Sorin Biomedica and the Selling Parties have the absolute and unrestricted right, power, authority and capacity to perform their obligations under or pursuant to this Agreement, and to sell or cause to be sold to Buyer all of the shares and/or quotas of each of the NewCos.

            (b) Neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions, directly or indirectly (with or without notice or lapse of time) will:

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the articles of incorporation or by-laws of Sorin Biomedica or any of the Selling

Parties or the NewCos, or (B) any resolution adopted by the board of directors or the stockholders of Sorin Biomedica or any of the Selling Parties or of the NewCos;

                  (ii) contravene, conflict with, or result in a violation of, or give any governmental body, or to Sorin Biomedica's knowledge, any other person the right to enjoin any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any legal requirement or order to which Sorin Biomedica or any of the Selling Parties or of the NewCos, may be subject; provided that, with respect to the Contemplated Transactions, the third sentence of Section 6.02(a) and Sections 6.02(b) (ii) and (iii) and Section 6.12(c)(ii) are subject to (a) obtaining the consents of the relevant governmental authorities respecting the transfer of, or the issuance or release of, permits, licenses and other approvals, including, without limitation, "product licenses and registrations" all as listed in Exhibit 21, and the subsequent transfer, issuance or release thereof, as applicable, and antitrust matters, (b) effecting the procedures described in Article 3 and (c) obtaining the consents referred to in Exhibit 28 hereof (and obtaining other contractual consents not required to be included in such Exhibit 28 because they do not require payments in excess of Lit. 40.000.000 (forty million));

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization that is held or will be acquired by or that otherwise relates to the business of, or any of the assets owned or used by, Sorin Biomedica or any of the Selling Parties or the NewCos;

                  (iv) except as set forth in Exhibit 28 hereto and for contracts not requiring payments in excess of Lit. 40.000.000 (forty million) and except for any other matters referred to in this Section 6.02(iv) which do not individually or in the aggregate have a Material Adverse Effect, contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate (except by operation of the second paragraph of Article 2558 of the C.C.), or modify, any contract to be transferred to the NewCos or result in a violation or breach of, constitute a default (or give rise to any right of termination (except by operation of the second paragraph of Article 2558 of the C.C.), cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to be transferred to the NewCos to which any of the Selling Parties or to which any of the NewCos is a party or by which any of them or any of their assets is bound;

                  (v) except to the extent caused by Buyer and except to the extent contemplated by Section 15.02 hereof, result in the imposition or creation of any encumbrance upon or with respect to any of the assets included in the Stated Assets and Liabilities.

            (c) Except for taxes payable in connection with the Contemplated Transactions, except as set forth in or contemplated by Article 3 or Article 10 hereof or in

Exhibit 21 or Exhibit 28 hereto, and except for any other notices or consents which, if not given or obtained, as applicable, would not individually or in the aggregate have a Material Adverse Effect, (a) neither Sorin Biomedica, or any of the Selling Parties, (b) nor, except to the extent required by Buyer's proposed and/or subsequent ownership of the NewCos or the direct or indirect ownership of Buyer, any of the NewCos is or will be required to give any notice to or obtain any consent from any person or governmental body in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

      6.03  Capitalization

            (a) Each of the NewCos presently has, or will have prior to the Closing, the capital listed in its pro-forma articles of incorporation (as may be modified to the extent required by the Contemplated Transactions), copies of which are attached hereto as Exhibit 22.

            (b) The Selling Parties will be, on or prior to Closing, the legitimate owners of record of the respective NewCo's shares and/or quotas (when applicable) with good and valid title to such shares and/or quotas (except with respect to NewCo Italy where a quota of 20 million Italian Lira will be owned by another Affiliate of Sorin Biomedica, such quota to be transferred at Closing to Buyer) and, subject to the qualifications contained in Section 12.08 hereof and/or Exhibit 21 hereto, with full power to sell same to Buyer. All of the NewCos' shares and/or quotas issued prior to Closing shall be duly authorized, validly issued, fully paid and non-assessable and not subject to further payment thereon. There are no, and there will not be at the Closing, any outstanding preemptive rights, options, warrants, calls, subscriptions, claims, rights or obligations relating to the NewCos' shares and/or quotas in favor of others, nor any agreements or commitments whatsoever obligating any of the Selling Parties or the NewCos to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares and/or quotas of capital stock of any of the NewCos, or obligating any of the Selling Parties or the NewCos to grant, extend or enter into any such agreement or commitment. Upon the sale and purchase of the NewCos' shares and/or quotas, Buyer will acquire full ownership of all the outstanding shares and/or quotas of each of the NewCos representing one hundred percent (100%) of its corporate capital, free from any and all limitations or rights not created by Buyer in favor of any third party subject, however, to the delay of the sale of the shares of certain NewCos as contemplated by Section 4.04 hereof. As of the Closing Date, none of the NewCos will own, or have any contract to acquire, any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business. To the extent applicable, the foregoing provisions of this Section 6.03 are subject to obtaining all necessary governmental consents and other governmental authorizations.

      6.04  Assets, Personnel and Contracts to be Transferred -- Balance Sheets

            (a) Except for (i) Excluded Assets (excluding the assets referred to in clause (ii) immediately following) and (ii) the assets to be described in the Transition Services Agreement and described in each of the Services Agreements, in each case to be made available to Buyer and/or Buyer's IP Affiliate in accordance with and subject to the terms thereof, (1) the assets, personnel, government licenses and contracts that are required hereunder to be transferred by Sorin Biomedica and the Selling Parties to the NewCos prior to the Closing,
(2) the assets to be transferred by Sorin Biomedica to NewCo Italy pursuant to
Section 3.01(f) hereof and (3) the I.P. Rights constitute all of the assets necessary to operate the In Vitro Business consistent with the prior experience of Sorin Biomedica and the Selling Parties prior to such transfer (subject to obtaining the required governmental authorizations listed in Exhibit 21 hereto and, in the case of certain governmental authorizations also listed in Exhibit 21, released or issued to the NewCos prior to the Closing and the consents of contract parties listed in Exhibit 28 hereto).

            (b) Subject to Section 6.04(a) hereof, the proforma balance sheets attached as Exhibits 4, 5, 6, 7, 8 and 9 hereto have been prepared from, and are in accordance with, the books and records of the Selling Parties, and, when taken as a whole, present fairly the consolidated financial position of the In Vitro Business of the Selling Parties together with assets to be conveyed by Sorin Biomedica pursuant to Recital D hereof, as of their respective dates, in conformity with Italian generally accepted accounting principles ("GAAP") applied on a consistent basis over the past three fiscal years or such shorter period as same have been in business, except as otherwise noted therein or in
Exhibit 23 hereto.

            (c) There is no liability related to the In Vitro Business of Sorin Biomedica and/or any of the Selling Parties, or any liability of the NewCos of any nature, whether absolute, accrued, contingent or otherwise, which individually or in the aggregate, is material to the NewCos, other than liabilities (i) included or disclosed in Exhibits 1, 4, 5, 6, 7, 8 and 9 hereto and Schedules A and B thereto, (ii) incurred in the ordinary course of business since November 30, 1996 or (iii) disclosed in Exhibit 24 or Exhibit 29 or referred to in Section 6.07 hereto. None of the NewCos has now, or will have any outstanding indebtedness for borrowed money as of the Closing Date, except to the extent of indebtedness arising in connection with the Contemplated Transactions due to Sorin Biomedica or its Affiliates, if any.

      6.05  Title to Properties -- Assets -- Inventory

            (a) Sorin Biomedica has good and valid title to all of the owned real properties listed in Exhibit 1. Sorin Biomedica and the Selling Parties, as applicable, have the right to use all of such properties and all leased properties for the operation of their normal business. Subject to Sections 6.06 and 14.01(e) hereof, (i) all such property conforms in all material respects to the requirements of all applicable laws, ordinances and regulations with respect to their use and ownership or lease in the jurisdictions where they are located and (ii) in carrying out the In Vitro Business, the Selling Parties have been and are complying in all material respects with all applicable laws, zoning regulations, anti-pollution, waste disposal and water treatment regulations, ordinances and other laws. All the real properties included in the Stated Assets and Liabilities are free of liens, mortgages, pledges, encumbrances, or charges except as indicated in Exhibit 25 hereto.

            (b) Sorin Biomedica and/or the Selling Parties have full and uncontested title to all of the moveable assets, machinery, equipment and any other personal property listed in Exhibits 1, 4, 5, 6, 7, 8 and 9 hereto, except for assets disposed of in the ordinary course of business since November 30, 1996, provided that a substantial part of moveable assets due to the nature of the business is in the possession of customers. Subject to the facts indicated in the proviso clause in the immediately preceding sentence all such property and assets (i) are in all material respects in good operating condition and repair subject to usual wear and tear, and (ii) comply in all material respects to the requirements of all applicable laws, ordinances and regulations, and
(iii) are free from liens, pledges, encumbrances or charges (I) for borrowed money or (II) of any other kind or nature whatsoever, except as to this clause
(II) as are expressly indicated in Exhibit 25 attached hereto. No such assets, except (a) as provided in Exhibit 25 hereto or (b) as designated as leasehold improvements in Exhibits 4, 5, 6, 7, 8 or 9 hereto, or any which are not material, individually or in the aggregate, are held by any Selling Party as a lessee or as a conditional vendee.

            (c) The raw materials, inventory, work in process and finished products of the Selling Parties listed in Exhibits 4, 5, 6, 7, 8 and 9 hereto, inclusive (i) consist solely of items of a quality and quantity usable or saleable in the normal course of their businesses, except as provided in, or as determined in accordance with, the principles stated in Exhibit 11 hereto, after giving effect to any write-downs and (ii) are owned outright by the Selling Parties. No raw materials, work in process and finished goods with respect to which title is held by others than the Selling Parties are listed in Exhibits 4, 5, 6, 7, 8 and 9 hereto, inclusive.

      6.06 Environmental Matters. Sorin Biomedica hereby represents and warrants to Buyer that Sorin Biomedica shall cause to be performed a cleanup or other remediation of the property to be transferred to NewCo Italy in Saluggia, Italy (the "Saluggia Site") to the extent required by Italian environmental laws and/or regulations as of the Closing ("Applicable Environmental Laws") in respect of any environmental issue identified by an environmental audit to be carried out, prior to the Closing, by a firm jointly selected by the parties ("Environmental Audit"), it being agreed that such cleanup or other remediation can be effected after the Closing (the "Sorin Environmental Obligation"). Sorin Biomedica shall use commercially reasonable efforts to expeditiously cause the completion of the performance of the Sorin Environmental Obligation. It is agreed by the parties that Sorin Biomedica shall have the exclusive right to cause to be performed the Sorin Environmental Obligation. Buyer shall provide Sorin Biomedica and its representatives with access to such property to permit Sorin Biomedica to cause to be performed the Sorin Environmental Obligation and shall otherwise reasonably cooperate with Sorin Biomedica and its representatives in connection with Sorin Biomedica causing to be performed the Sorin Environmental Obligation provided that Buyer shall not be required to expend any funds in connection therewith that is not advanced to it by Sorin Biomedica. Within 14 calendar days of the receipt by the parties of the Environmental Audit, the parties shall enter into a mutually acceptable agreement to regulate the procedures for the verification by Buyer of the completion of the Sorin Environmental Obligation.

      6.07 Intellectual Property Rights. Except as disclosed in Exhibit 29 hereto:

            (a) Exhibit 3 attached hereto is an accurate list of all patents, patent applications, registered trademarks, registered trade names, and other material trademarks, registered service marks, registered trade names, and copyrights used and owned by Sorin Biomedica and/or the Selling Parties in the In Vitro Business. There are no patents, patent applications, registered trademarks, service marks or trade names or other material trademarks, service marks or trade names owned by Sorin Biomedica and/or the Selling Parties used in the In Vitro Business which are not listed in Exhibit 3. To the best knowledge of Sorin Biomedica and/or the Selling Parties, all the patents and registered trademarks listed in Exhibit 3 are valid. All patents, patent applications and registered trademarks listed in Exhibit 3 are in good standing. All fees (including annuity fees) due to applicable patent and trademark offices in respect to such patents, patent applications, and registered trademarks and payable by the Closing Date have been paid or will be paid prior to the Closing Date. All renewals of registered trademarks listed in Exhibit 3 have been effected in due time. Sorin Biomedica has (if applicable) or Sorin Italy has the right to assign the patents, trademarks, service marks and trade names set forth in Exhibit 3 to the IP Affiliate or Newco as set forth in the IP Agreement. Except as disclosed in Part B of Exhibit 29, to the knowledge of Sorin Biomedica, no third party is infringing any patent, trademark, trade name or service mark set forth in Exhibit 3.

            (b) No claim has been made by any third party to Sorin Biomedica and/or the Sellers that any patent, trademark, trade name or service mark set forth on Exhibit 3 is invalid or that the exercise of the rights thereto constitutes any form of unfair competition.

            (c) Sorin Biomedica and/or the Selling Parties has or have not done or committed any act that to the best knowledge of Sorin Biomedica has or have impaired or will impair the validity of the patents trademarks, service marks, trade names set forth in Exhibit 3 so as to have a Material Adverse Effect.

            (d) Except as set forth in Exhibit 42 or Schedule A to Exhibits 1, 4, 5, 6, 7, 8 and 9, Sorin Biomedica and/or the Sellers have not granted any license(s) under any of the patents, patent applications, trademarks, service marks, trade names set forth in Exhibit 3. Exhibit 42 attached hereto is an accurate list of all licenses to Sorin Biomedica and/or the Selling Parties licensing rights under patents, patent applications and/or know-how used by Sorin Biomedica and/or its Sellers in the In Vitro Business. Except for licenses in Exhibit 28 which are designated as requiring consent for assignment, Sorin
Biomedica and/or the Selling Parties have the right to assign the licenses to Buyer for use by Buyer in the In Vitro Business transferred hereby. Sorin Biomedica and/or the Selling Parties own or have acquired a right from third parties to use all know-how used by Sorin Biomedica and/or the Selling Parties in the In Vitro Business and has the right to assign to Buyer, the Buyer's IP Affiliate or the NewCos, as the case may be, such know-how owned and to assign to Buyers such rights to use know-how (acquired from third parties).

            (e) Except as disclosed in Exhibit 29 hereto, no claims for infringement of any patents, trademarks, trade names or service marks is pending or known by Sorin Biomedica and/or the Selling Parties to be threatened (i) against Sorin Biomedica or any of the Selling Parties or, (b) to Sorin Biomedica's best knowledge with respect to any of the Selling Parties products in the In Vitro Business, against any of their customers.

      Anything to the contrary notwithstanding in this Agreement, Sorin Biomedica shall not be deemed to have made and is not making any representation or warranty in this Agreement or the IP Agreement relating to the infringement or violation of the patent or other intellectual property rights or other patent or other intellectual property interests of any person or entity (an "IP Infringement") except to the extent contained in the last sentence of the immediately preceding paragraph (including, without limitation, in Sections 6.04(c), 6.05(a) (third sentence), 6.05(b), 6.07, 6.12(b) or 6.18 hereof);
provided, that nothing in the preceding part of this sentence shall in any manner limit or impair the rights of (I) Buyer or any of its Affiliates to indemnification for infringement or violation of Intellectual Property Rights in accordance with Article 14.01(c) hereof, (II) Buyer to not proceed to the Closing, including, without limitation, in accordance with Section 10(e), or
(III) Buyer to Purchase Price adjustments in accordance with Article 13 for any inventory which becomes non-saleable as a result of an IP Infringement claim arising during the period commencing on the date hereof and the Closing.

      6.08  Accounts Receivable

            (a) Sorin Biomedica, Sorin Italy and Sorin Spain shall retain all of their respective accounts receivable in each case dated prior to 1 January 1996 ("Retained Receivables"). NewCos shall acquire all accounts receivable of the Selling Parties other than Sorin Italy and Sorin Spain, the inter-company accounts receivable, and the accounts receivable of each of Sorin Italy and Sorin Spain dated after 1 January 1996 existing as of the Closing ("Assumed Receivables"), and, subject to Section 12.04 and the Transition Services Agreement, Sorin Biomedica shall cause the transfer of all such Assumed Receivables to the NewCos on or prior to the Closing. The parties agree, whenever reasonably requested, to cooperate with each other in the collection of the Assumed Receivables and the Retained Receivables pursuant to the terms of the Transition Services Agreement, including after any transfer pursuant to
Section 14.02.

            (b) Sorin Biomedica represents and warrants to Buyer that each Assumed Receivable was validly created and legally maintained in the amount reflected on the Closing Balance Sheet, and, except as will be contemplated in the Transition Services Agreement, and except that subsequent to the Closing notifications must be given to the various customers (which will be effected in a manner reasonably satisfactory to the parties), that it will legally and effectively be transferred to NewCos on or prior to Closing. There is no right of setoff or counterclaim by such account debtor relating to such Assumed Receivables (as defined herein) arising from the actions of any of the Selling Parties.

            (c) The Parties agree that the amount of the Retained Receivables to be included in the "Retained Receivables" listed in Exhibit 14 for calculation of the Purchase Price adjustment to be made at Closing shall be calculated by deducting from Lit. 80.000.000.000 an amount equal to the Assumed Receivables as at February 28, 1997 as determined pursuant to Exhibit 43.

      6.09  Taxes

            (a) Except as provided in Section 15.02 hereof, each of the Selling Parties shall be responsible for the payment of any and all direct and/or indirect Taxes attributable to their respective operations and/or to NewCos prior to the Closing Date, except to the extent same is reflected in the Closing Balance Sheet or with respect to that portion of the In Vitro Business that is transferred to one or more NewCos after the Closing Date, the provisions of the Transition Services Agreement shall control. Except to the extent liabilities and reserves are reflected in the Closing Balance Sheet, none of such taxes and/or social charges attributable to Sorin Biomedica and/or to the Selling Parties' operations shall be transferred to the NewCos.

            (b) No material deficiencies for Taxes were asserted against Sorin Biomedica or the Selling Parties or the NewCos regarding the In Vitro Business or the Contemplated Transactions, except for any which have either been fully paid or which are adequately reserved for in accordance with local GAAP and the Accounting Principles, as reflected, as of November 30, 1996, in Exhibits 1, 4, 5, 6, 7, 8 and 9 hereto, or as will be reflected in the Closing Balance Sheet.

            (c) All returns and declarations ("Returns") required to be delivered by the Selling Parties or NewCos to the Tax and Social Security authorities have been and will be delivered and no Return is being officially disputed by the relevant authority. NewCos have or will have paid any and all Taxes which they are liable to pay for the period ending on the Closing Date except those properly reflected or reserved in the Closing Balance Sheet.

            (d) Notwithstanding the foregoing, this Section 6.09 is not intended to and does not alter the provisions of Section 15.02 hereof.

      6.10  Employees

            (a) Except as indicated in Schedule B to Exhibits 1, 4, 5, 6, 7, 8, and 9 and Exhibit 27, no Selling Party has granted any special termination pay, bonuses, and/or beneficial plan in excess of what is required by the laws in force in its respective jurisdictions to any of its employees in the In Vitro Business who are expected to be transferred to the NewCos.

            (b) Except as indicated in Schedule B to Exhibits 1, 4, 5, 6, 7, 8, and 9 and Exhibit 27, the Selling Parties are not parties to any collective bargaining or other labor contract other than contracts made subject to the industry concerned by the operation of law. There are no shop contracts applicable to any of the Selling Parties' employees who are expected to be transferred to the NewCos.

            (c) The reserves for personnel severance indemnity, vacation pay and any and all other personal benefits listed in Exhibits 1, 4, 5, 6, 7, 8 and 9 hereto are sufficient to discharge as of November 30, 1996 in full the liabilities of each of Sorin Biomedica and the Selling Parties, whether contingent or accrued, under the applicable laws of their jurisdictions of incorporation to make termination payments or other personnel benefits to their respective employees in the event of termination of the employment relationship by voluntary resignation of the employee.

            (d) Except as provided in Exhibit 27 or in the collective bargaining agreements listed on Exhibit 27, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment, or increase the amount, of compensation or benefits due to any individual.

            (e) Except as provided in Exhibit 27, none of the NewCos has incurred or reasonably expects prior to consummation of the Contemplated Transactions to incur any material liability or obligation (whether directly or indirectly) relating to employee benefit plans of the Selling Parties or of the NewCos. Each of such plans has been operated and administered by the applicable Selling Party in substantial compliance with their terms and all applicable laws, statutes and regulations.

      6.11 Assigned Contracts. Schedule A to Exhibits 1, 4, 5, 6, 7, 8 and 9 contains a true and complete list of all contracts belonging to the types hereinafter specified below in this Section 6.11 to which Sorin Biomedica and/or the Selling Parties are parties as of the date of this Agreement and which are expected to be transferred to the NewCos ("Assigned Contracts"). Neither Sorin Biomedica, nor any of the Selling Parties are in default or within the grace default period in connection with any of the Assigned Contracts, except for defaults which would not individually or in the aggregate have a Material Adverse Effect. Copies of the Assigned Contracts to which Sorin Biomedica or the Selling Parties is a party of the type specified below as of the date of this Agreement, insofar as they relate, directly and/or indirectly, to the employees, consultants, agents, distributors and the like who are intended to be transferred to NewCos, were delivered to the duly authorized representatives of Buyer prior to the date hereof:

            (a) Contracts of employment with the indication of the names of each employee and the yearly amount of each of their salaries as at January 1, 1997;

            (b)   Shop regulations;

            (c)   Contracts for the employment of personnel and consultants;

            (d) Contracts concerning any pension, bonus incentive, or retirement concerning any employee of Sorin Biomedica or of any of the Selling Parties to be transferred to the NewCos;

            (e)   Contracts with agents and distributors;

            (f) Any contract for the purchase of materials and supplies, in excess of Lit. 40.000.000 (forty million);

            (g) Any contract providing for the sale or delivery of Selling Parties' products in excess of Lit. 40.000.000 (forty million);

            (h) Any contract providing for the rendering of services to or by Selling Parties for greater than Lit. 40.000.000 (forty million);

            (i) Any contract with any subcontractor requiring payment in excess of Lit. 40.000.000 (forty million);

            (j) Any contract or agreement in general with any individuals, firms or corporations affiliated with Selling Parties requiring payment in excess of Lit. 40.000.000 (forty million);

            (k) Any such other contract requiring payment by Selling Parties in excess of Lit. 40.000.000 (forty million);

            (l)   Operating and Products Licenses issued by government entities;

            (m)   Lease or rental agreements requiring payment in excess of Lit.
40.000.000 (forty million); and

            (n) Any contract with medical doctors, laboratories and/or hospitals, or similar parties (excluding contracts for the sale of products) requiring payment by or to the Selling Parties.

      6.12  Title to Permits and Compliance

            (a) Sorin Biomedica and/or the Selling Parties own any and all permissions, governmental authorizations and licenses which are in any way whatsoever necessary to run the In Vitro Business consistent with prior experience, as listed in Exhibit 21 hereto.

            (b) Sorin Biomedica and the Selling Parties are in compliance in all material respects with the legal requirements and/or governmental authorizations necessary to permit the Selling Parties to lawfully conduct and operate their In Vitro Business in the manner they currently conduct and operate such business and to permit the Selling Parties to own and use their assets of such business in the manner in which they currently own and use such assets.

            (c) To Sorin Biomedica's knowledge and to the knowledge of the executive officers of each of the Selling Parties (including, without limitation, the dirigenti of such Selling Parties), no event has occurred or circumstance exists that (with or without notice or lapse of time), (i) may constitute or result directly or indirectly in a violation of or a failure to comply with, by Sorin Biomedica or the Selling Parties or NewCos, any term or requirement of any governmental authorization, law, rule, regulation, order, judgment or decree in any material respect with respect to the In Vitro Business, or (ii) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material governmental authorization, required in order to conduct the In Vitro Business;

            (d) Neither Sorin Biomedica nor any of the Selling Parties have received any notice or other official communication from any governmental body or any other person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization required for the In Vitro Business.

            (e) All applications required to have been filed for the renewal of any governmental authorizations have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings duly concerning such governmental authorizations have been duly made on a timely basis with the appropriate governmental bodies.

      6.13 Legal Proceedings. Except as listed in Exhibit 29 hereto, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of any of the Selling Parties or the NewCos, threatened against any of the NewCos related to the In Vitro Business that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the Contemplated

Transactions and (b) to the knowledge of any of the Selling Parties, or the NewCos, no such proceeding has been threatened.

      6.14 Absence of Certain Changes and Events. Except as disclosed in Exhibit 30 hereto, since September 30, 1996 there has not been any change in the business, operations, properties, assets or condition of the In Vitro Business of Sorin Biomedica or any of the Selling Parties or NewCos which has resulted in a Material Adverse Effect (except to the extent the In Vitro Business will become a business operated on a stand alone basis). Furthermore, since September 30, 1996, except as disclosed in Exhibit 30 hereto, none of the following have occurred with respect to the In Vitro Business;

            (a) Any damage, destruction or loss by reason of fire, flood, accident or other casualty of such character as would interfere in any material way with the operations of Sorin Biomedica, regardless of whether or not such loss was covered by insurance;

            (b) Other than in the ordinary course of business or other than as contemplated by the terms of this Agreement, (i) any sale or disposition of or undertaking to sell or dispose of any of the Stated Assets and Liabilities; (ii) any purchase or undertaking to purchase any real property, machinery, equipment or other fixed assets related to the In Vitro Business, or (iii) any change in the nature or method of business or operation related to the In Vitro Business;

            (c) Any material increase in the compensation payable or to become payable by Sorin Biomedica or the Selling Parties to their managers, employees or agents except to the extent imposed by operation of law or existing contract delivered to Buyer;

            (d)   Any labor disputes or other labor controversies;

            (e) Any entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, or similar agreement which is material to the In Vitro Business, other than in the ordinary course of business;

            (f) Any conditions or circumstances that to Sorin Biomedica's knowledge had a Material Adverse Effect on the ability of the Selling Parties to maintain their respective relationships with their customers, suppliers and distributors on substantially the same terms as such Selling Parties did during the 12 (twelve) month period ending September 30, 1996, except for changes arising in the ordinary course of business;

            (g) Any change by Sorin Biomedica or the Selling Parties or the NewCos in accounting principles or methods, except in so far as may be required by a change in the Italian GAAP or a change in the GAAP of the applicable country;

            For the avoidance of doubt, the parties agree that the matters disclosed in Exhibit 30 hereto, and any further adverse changes after the date of this Agreement arising out of or relating to the Hepatitis-C litigation described therein, shall not be deemed to have resulted in a Material Adverse Effect for the purposes of this Section 6.14 and Sections 10(e) and 12.02; it being acknowledged that the foregoing shall be without prejudice to the indemnification rights of Buyer set forth in Sections 14.01(b) and (c).

      6.15 Minnesota Corporation. Sorin Biomedica makes the following representations, on its own behalf and on behalf of the Minnesota Corporation Shareholder, regarding the Sorin Shares it holds in the Minnesota Corporation, which representations shall become effective only in the event that the Merger becomes effective:

            (a) The Minnesota Corporation Shareholder owns and immediately prior to the effectuation of the Merger will own the Sorin Shares free and clear of all restrictions and encumbrances;

            (b) The Minnesota Corporation Shareholder has full voting rights with respect to the Sorin Shares;

            (c) (I) Neither Sorin Biomedica, its subsidiaries, the Minnesota Corporation Shareholder nor to the knowledge of Sorin Biomedica, any Affiliate of Sorin Biomedica owns any capital stock of the Minnesota Corporation other than the Sorin Shares and (II) neither Sorin Biomedica, its subsidiaries or other Affiliates, nor the Minnesota Corporation Shareholder, has any non-capital-stock equity interest in the Minnesota Corporation other than Minnesota Warrant and the Minnesota Contingent Rights;

            (d) The consummation of the Merger will not contravene, conflict with, or result in (i) a violation of any provision of the Articles of Incorporation or By-Laws of Sorin Biomedica or the Minnesota Corporation Shareholder, or (ii) a violation of any contract, agreement or other instrument or document to which Sorin Biomedica or the Minnesota Corporation Shareholder is a party or by which it is bound, or (iii) a violation of any resolution adopted by the Board of Directors or the stockholders of Sorin Biomedica or the Minnesota Corporation Shareholder, or (iv) subject to obtaining the consents listed in Exhibit 28 and except for such matters that relate exclusively to Buyer and its Affiliates, any action which would give any governmental body or, to Sorin Biomedica's knowledge, any other person the right to enjoin any of the Contemplated Transactions or, except as otherwise contemplated by the Merger Agreement, to exercise any remedy or obtain any relief under, any legal requirement, or any order to which Sorin Biomedica, any of the Selling Parties, any NewCo, or the Minnesota Corporation Shareholder may be subject;

            (e) (I) The Minnesota Warrant and the Minnesota Contingent Rights as described in Recital G hereof are true and accurate representations of any and all of the non-stock beneficial equity ownership in rights in the Minnesota Corporation by the Minnesota

Corporation Shareholder and of its Affiliates and (II) the Sorin Shares represent all the capital stock in the Minnesota Corporation owned by Sorin Biomedica, its subsidiaries, the Minnesota Corporation Shareholder, and to the knowledge of Sorin Biomedica, the Affiliates of Sorin Biomedica.

            The representations, warranties and agreements contained in this
Article 6 and in Article 8, to the extent the same relate to the Minnesota Corporation, are based upon the assumption that neither ASI nor any of its Affiliates or associates was an "interested shareholder," as such term is defined in Section 302A.011, Subd. 49(a) of the Minnesota Business Corporation Act, of the Minnesota Corporation immediately prior to the execution and delivery of this Agreement.

      6.16  Disclosure

            (a) No representation or warranty of Sorin Biomedica in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

            (b) No notice given pursuant to Article 8 hereof will contain any material untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

            (c) The representations and warranties set forth in this Article 6 shall be applied, notwithstanding any investigation or inspection made by or on behalf of Buyer, which investigation or inspection shall have no effect on the obligations of Sorin Biomedica hereunder.

      6.17 Brokers or Finders. With respect to brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement, Sorin Biomedica will indemnify and hold Buyer harmless from any such disclosed or non-disclosed payment alleged to be due by or through Sorin Biomedica as a result of its actions, or those of its officers or agents.

      6.18 Compliance with Law. Except to the extent set forth in Exhibit 29, neither Sorin Biomedica nor the Selling Parties (a) are, in carrying out the In Vitro Business, in violation of any applicable provisions of any law or regulations, except for violations that have not had any Material Adverse Effect or (b) has, with respect to the In Vitro Business, within the last five (5) years, authorized any of their respective directors, officers, employees or agents to make any payments or provide anything else of value to (I) officials or employees of any governmental entity or (II) officers or employees or any customers of Sorin Biomedica or any of the Selling Parties, in either case (as described in the immediately preceding clauses (I) and (II)) which if done by a United States corporation would constitute a violation of the U.S. Foreign Corrupt Practices Act.

      6.19 Breaches of Representations and Warranties. Sorin Biomedica hereby acknowledges that it is not actually aware as at the date hereof that Buyer is in breach of any of the representations and warranties of Buyer set forth in
Article 7 hereof.

      6.20 No Other Representations and Warranties. Sorin Biomedica agrees that it is not relying upon any representations and warranties by or on behalf of Buyer (including, without limitation, its Affiliates) that are not contained in this Agreement, the IP Agreement, any of the Services Agreements or the Transition Services Agreements, and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Buyer (including, without limitation, by its Affiliates) in connection with the transactions contemplated by this Agreement (which includes the Exhibits hereto, including the IP Agreement).

ARTICLE 7  --  REPRESENTATIONS AND WARRANTIES OF BUYER

      7.01  Organization and Good Standing

            (a) WABCO Standard Trane B.V. is a corporation duly organized, validly existing, and in good standing under the laws of The Netherlands.

            (b) Sienna Biotech International Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, U.S.A.

      7.02  Authority -- No Conflict.

            (a) Except for governmental approvals listed in Exhibit 21, the Buyer has the absolute and unrestricted right, power and authority to execute this Agreement and to perform its obligations under this Agreement. Upon the execution hereof by Buyer this Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

            (b) Neither Buyer's execution of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to;

                  (i)  any provision of Buyer's organizational documents;

                  (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer;

                  (iii) any legal requirement or order to which Buyer may be subject; or

                  (iv) any contract to which Buyer is a party or by which Buyer may be bound.

      Buyer is not and will not be required to obtain any consent from any person in connection with the execution of this Agreement or the consummation or performance of any of the Contemplated Transactions or the other transactions contemplated hereby.

      7.03 Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such proceeding has been threatened.

      7.04 Broker or Finders. With respect to brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement Buyer will indemnify and hold Sorin Biomedica harmless from any disclosed or undisclosed payment alleged to be due by or through Buyer as a result of its actions, or those of its officers or agents.

      7.05 Disclosure. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

      7.06 Breaches of Representations and Warranties. Buyer hereby acknowledges that it is not actually aware as at the date hereof that Sorin Biomedica is in breach of any of the representations and warranties of Sorin Biomedica set forth in Article 6 hereof.

      7.07 No Other Representations and Warranties. Buyer agrees that it is not relying upon any representations or warranties by or on behalf of Sorin Biomedica (including, without limitation, its Affiliates) that are not contained in this Agreement, the IP Agreement, the Services Agreements or the Transition Services Agreement, and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Sorin Biomedica (including, without limitation, by its Affiliates) in connection with the transactions contemplated by this Agreement (which includes the Exhibits hereto, including the IP Agreement); provided that nothing contained in this
Section 7.08 is intended to diminish the representations and warranties set forth in the Merger Agreement.


ARTICLE 8 -- COVENANTS OF SORIN BIOMEDICA AND THE SELLING PARTIES PRIOR TO CLOSING DATE

      8.01 Access and Investigation. Between the date of this Agreement and the Closing Date, Sorin Biomedica will, and will cause its representatives to, with respect to the In Vitro Business, afford Buyer and its representatives reasonable access to the Selling Parties' personnel and properties and other assets under terms to be agreed upon with Sorin Biomedica and in any case in a way that will not materially adversely affect Sorin Biomedica's normal business operations (it being agreed that the existing Confidentiality Agreement applies to the foregoing).

      8.02 Operation of the Business. Between the date hereof and the Closing Date, Sorin Biomedica agrees to, and to cause the Selling Parties and the NewCos to, comply with the following operating actions and procedures with respect to the In Vitro Business unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

            (a) operate and maintain the In Vitro Business in substantially the same way as heretofore operated and maintained;

            (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than Lit. 100.000.000, except to the extent reasonably necessary in carrying out the business in the ordinary course, and from mortgaging any of the Stated Assets and Liabilities, and from pledging, subjecting to a lien or otherwise encumbering any of the assets included in the Stated Assets and Liabilities, except in the ordinary course of business (but not for borrowed money), such as deposits on certain contracts;

            (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other fixed or contingent obligations or liabilities except those that are incurred in the ordinary course of business;

            (d) refrain from making any change or incurring any obligation to make a change in the NewCos' articles of incorporation or by-laws or authorized or issued capital stock, except to the extent contemplated hereby (including changing the name of each NewCo, as contemplated by Section 13.06 hereof, which changes in name the parties hereby consent to);

            (e) refrain from (1) entering into any employment contract with any person which provides for an annual rate of compensation, including fringe benefits, which exceeds Lit. 100.000.000; or (2) except as may be required by law or existing contract and except in connection with the negotiation of the contracts identified in Exhibit 33 hereto, making any change in the compensation payable or to become payable to any employee who will be transferred to the NewCos or is employed by NewCos;

            (f) use all reasonable efforts to keep intact the Selling Parties' business organization, to keep available their present managers, agents and employees and to preserve the goodwill of suppliers, customers and others having business relations with them;

            (g) consult with Buyer concerning all contracts involving commitments, other than to the extent same is for the purchase or sale of products or raw materials therefor in the ordinary course of business, which individually are for more than Lit. 100,000,000 before entering into the same.

      8.03 Required Governmental Approvals. As promptly as reasonably practicable after the date of this Agreement, Sorin Biomedica, NewCos and the Selling Parties will make all necessary legal filings they are legally permitted to make required in order to consummate the Contemplated Transactions ("Required Governmental Approvals"). Between the date of this Agreement and until all such Required Governmental Approvals are received, subject to Article 9, Sorin Biomedica will, and will cause each NewCo, with Buyer's cooperation, and the applicable Selling Party to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by legal requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents that it may be required to obtain in connection with the Contemplated Transactions.

      8.04 Notification. Between the date of this Agreement and the Closing Date, Sorin Biomedica will reasonably promptly notify Buyer in writing if it, or any of the Selling Parties or any NewCo becomes aware of any fact or condition that has caused or has constituted a breach that results in a Material Adverse Effect of any of Sorin Biomedica's representations and warranties as of the date of this Agreement, or if any of the Selling Parties or any NewCo becomes aware of the occurrence after the date of this Agreement of any fact or condition which (except as expressly contemplated by this Agreement) would have caused or would have constituted any such representation or warranty to be false had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Notwithstanding any such disclosure, Buyer shall have its rights to be indemnified for Excluded Liabilities under Sections 14.01(b) and (c), but Buyer shall have no right for indemnification under Section 14.01(a) with respect to disclosed items.

      8.05 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 11 hereof, Sorin Biomedica will not, and will cause each of the Selling Parties and/or NewCos and each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer and its representatives) relating to any transaction involving the sale of the In Vitro Business or any of the capital stock of any of NewCos, or any merger, consolidation, business combination, or similar transaction involving any of NewCos, except, with respect to the Minnesota Corporation and in its capacity as the majority stockholder thereof, to the extent it reasonably believes it is necessary to perform any fiduciary duties it may have as the majority stockholder thereof.

      8.06 Minnesota Corporation Merger. From the date hereof until the Closing Date, or the date of termination of this Agreement pursuant to the provisions of
Article 11 hereof, Sorin

Biomedica shall inform Buyer of any third party, other than Buyer, inquiry regarding a potential merger, consolidation or sale of the In Vitro Business. In the event that the Board of Directors or any authorized independent committee thereof (including, without limitation the Special Committee of the Minnesota Corporation) shall cause a termination of the Merger Agreement by approving an Acquisition Proposal other than the Merger, or not approving, modifying in any manner adverse to Buyer or its Affiliates or withdrawing its approval or recommendation of the Merger, or in the event that the Minnesota Corporation Shareholder shall not vote in favor of the Merger Agreement at the Minnesota Corporation shareholder meeting called to approve the Merger Agreement, and the Merger shall not be consummated, then Sorin Biomedica and Buyer agree to consummate the Contemplated Transactions, subject to the terms and conditions of this Agreement, as reflected in this Agreement, subject to an adjustment in the price stated in Article 4 hereof by a reduction equal to the Sorin Shares owned as of the Closing X USD 5.75/share, in which event the adjustment based on the Net Worth of the Minnesota Corporation indicated in Article 13 hereof shall not apply (and, for the avoidance of doubt, the adjustments in Paragraphs 2 and 3 of Exhibit 14 shall not apply).

      8.07 No Employment Offers. Sorin Biomedica and the Selling Parties shall not, and shall cause SNIA BPD S.p.A. to undertake not to, for a three-year period commencing on the Closing Date, solicit the hiring of any employee dedicated to the In Vitro Business, to be transferred to any NewCo.

      8.08 Lease and Service Agreements. Sorin Biomedica shall cause any related third party and shall use commercially reasonable efforts to cause any unrelated third parties which, prior to the Closing Date, have granted the use of the facilities which are presently available to the Selling Parties to consent to the arrangements provided for in the Services Agreements.

      8.09 Minnesota Warrant. Sorin Biomedica shall cause the Minnesota Corporation Shareholder (a) to not exercise the Minnesota Warrant prior to the earlier of the consummation of the Closing or termination of the Merger Agreement, and (b) to terminate the rights under the Minnesota Warrant and the Minnesota Contingent Rights at the Closing in the event the Merger becomes effective. Prior to the Closing the Minnesota Corporation Shareholder shall have the right to exercise the Minnesota Contingent Rights to the extent necessary to maintain its percentage ownership in excess of 50.5% of the Shares of the Minnesota Corporation and officers of Sorin Biomedica and SNIA shall have the right to exercise their respective stock options prior to the Closing and/or be paid an amount of consideration payable to holders of stock options in the Minnesota Corporation generally on the same terms such holders of options are entitled to payment pursuant to the Merger Agreement (i.e. the product of (a) the options held and (b) the difference between $6.32 and the exercise price per option).


ARTICLE 9  --  COVENANTS OF BUYER PRIOR TO CLOSING DATE

      Approvals of Governmental Bodies; Notice

      As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its related persons to, make all filings required for the Required Governmental Approvals. Until all such Required Governmental Approvals are received, Buyer will, and will cause each related person to, cooperate with Sorin Biomedica with respect to all such filings and in obtaining all necessary consents.


ARTICLE 10  --  CONDITIONS PRECEDENT

      Except as is provided in Section 10(g), the parties' obligation to proceed to the Closing shall be subject to the conditions precedent hereafter set out:

            (a) The transfer of the In Vitro Business to the NewCos shall have been completed in all material respects, the corporate capital increases of the NewCos to be transferred at the Closing shall have been made, and the shares and/or quotas of the NewCos to be transferred at the Closing have been issued in the names of the respective Selling Parties (except as indicated under Section 6.03(b) hereof respecting certain shares of Sorin Italy) and be freely available for sale to Buyer without any encumbrance whatsoever or any need of authorization by third parties.

            (b) All authorizations listed in Exhibit 21 hereto shall have been transferred or assigned or released or issued to the NewCos (it being understood and agreed that this is a condition precedent for both Buyer and Sorin Biomedica).

            (c) All required consents shall have been received from third parties to the assignment to the NewCos of the contracts listed in Exhibit 28-Bis hereto and classified as "Main Contracts" (it being understood and agreed that this is a condition precedent for both Buyer and Sorin Biomedica).

            (d) There shall have been received prior to the Closing all required governmental authorizations listed in Exhibit 21 hereto to complete the sale of
(a) each NewCo's shares, and (b) the I.P. Rights under the terms of a separate agreement between Sorin Biomedica and an affiliate of Buyer, as attached in
Exhibit 2 hereto (it being understood and agreed that this is a condition precedent for both Buyer and Sorin Biomedica), and Sorin Biomedica and Buyer have complied with their obligations in all material respects under Articles 8 and 9 hereof.

            (e) No adverse changes to the operating and financial condition of NewCos taken as a whole which result in a Material Adverse Effect shall have occurred between the dates when they started their operations and the Closing Date.

            (f) The Transition Services Agreement and each applicable Services Agreement shall have been duly executed and the consents of third parties described in Section 8.08 hereof shall have been obtained.

            (g) The completion of the Contemplated Transactions as to NewCo Italy. Notwithstanding Sections 10(a) through 10(f), the completion of the Contemplated Transactions with reference to any NewCo, except for NewCo Italy, which shall not have received the authorizations listed in Exhibit 21 hereto as of the Closing Date or the consents listed in Exhibit 28-Bis classified as "Main Contracts", do not constitute conditions precedent to the Closing, but shall be regulated by Section 13.05 below.

            (h) All of the conditions set forth in the Merger Agreement shall have been satisfied or waived, and the parties shall have completed all actions necessary to consummate the Merger provided for under the Merger Agreement except the filing of the Articles of Merger with the Secretary of State of Minnesota, U.S.A. (which filing shall occur simultaneously with the Closing), provided that this condition shall be of no effect and shall be inapplicable, and Section 8.06 of this Agreement shall apply if the Board of Directors or any authorized independent committee thereof (including, without limitation the Special Committee of the Minnesota Corporation) shall cause a termination of the Merger Agreement by approving an Acquisition Proposal other than the Merger, or not approving, modifying in any manner adverse to Buyer or its Affiliates or withdrawing its approval or recommendation of the Merger, or in the event that the Minnesota Corporation Shareholder shall not vote in favor of the Merger Agreement at the Minnesota Corporation shareholder meeting called to approve the Merger Agreement, and the Merger shall not be consummated.

      As to the conditions contained in Sections 10(b), (c) and (d), to the extent that the non-obtaining of the governmental authorizations referred to in
Section 10(b) and/or the non-fulfillment of such other conditions does not constitute a known violation of applicable law with respect to the effecting of any of the Contemplated Transactions, Buyer shall have the unilateral right to effect the Closing so long as Buyer provides Sorin Biomedica and the Selling Parties with an indemnification in respect of the waiver of any conditions in Sections 10(b), (c) and (d) in form and substance reasonably satisfactory to Sorin Biomedica and guaranteed by ASI.


ARTICLE 11  --  TERMINATION

      11.01 Termination Events. This Agreement may, by notice given prior to the Closing, be terminated:

            (a) by either Buyer or Sorin Biomedica if a breach of any provision of this Agreement which results in a material damage has been committed by the other party and such breach has not been waived provided that the party alleging such breach shall provide written notice of any such alleged failure to perform to the other party and the party alleged to have committed a breach in any material respect shall have the right to cure any such breach within twenty (20) days after the receipt of such notice;

            (b)   by mutual written consent of Buyer and Sorin Biomedica; or

            (c) by either Buyer or Sorin Biomedica if the Closing has not occurred on or before August 1, 1997, or such later date as the parties may agree upon in writing.

      11.02 Effect of Termination. If this Agreement is terminated pursuant to
Article 11.01, all further obligations of the parties under this Agreement will terminate, except that the Confidentiality Agreement and the obligations in Sections 11.01, 14.01(e) (only with respect to the payment obligations of the parties for the cost of the Environmental Audit), 15.01 and 15.03 through 15.13 will survive. If this Agreement is terminated by reason of a relevant non-compliance with a party's obligations (which may be effected pursuant to Section 11.01(a)), the other party shall be entitled to recover any and all reasonable expenses it has incurred in connection with or otherwise related to the transactions contemplated hereby up to a maximum in the aggregate of Lit. 3,000,000,000 (three billion)but shall not be entitled to any other remedy whatsoever except in the event of a breach which results in a material damage constituting gross negligence or willful misconduct or is caused by bad faith behavior, in which case (a) the non-breaching party shall have any and all rights and remedies available to it under this Agreement or at law and (b) the termination of this Agreement shall not constitute an election of remedies. The foregoing shall constitute all of the rights and remedies any party may have in respect of the termination of this Agreement.


ARTICLE 12  --  CLOSING

      12.01 When the conditions precedent to the Closing listed under Article 10 hereof have been met, the Closing shall take place in Milan, Italy, on a date which shall be the last business day of the calendar month during which such conditions are satisfied. The hereafter listed actions shall take place at the Closing and shall be deemed to have occurred simultaneously.

      12.02 Sorin Biomedica will deliver to Buyer written documents whereby Sorin Biomedica certifies that, as of the Closing Date: (i) all the representations and warranties set forth herein are true and correct in all material respects, except to the extent that (A) such representations and warranties speak as of an earlier specific date or (B) at or prior to the Closing Sorin Biomedica discloses to Buyer that any such representation and warranty is not correct pursuant to Section 8.04 and (ii) the conditions in Sections 10(b), (c) and (d) have been satisfied. Buyer will deliver a reciprocal certification to Sorin Biomedica.

      12.03 Except as provided in Section 12.04 hereof, and provided that the Contemplated Transactions have been completed and the shares and/or quotas of all the NewCos are available for assignment to Buyer, Buyer shall pay one hundred percent (100%) of the Purchase Price with respect to the sales of the shares or quotas of the NewCos to Sorin Biomedica, subject to the adjustments shown in Exhibit 14 hereto. Payment of such Purchase Price shall be made simultaneously with the transfer of the quotas and shares on the Closing Date by wire transfer of immediately available funds to the account of SNIA BPD identified in writing by SNIA (the "SNIA Bank Account") (which payment shall be received on behalf of Sorin Biomedica).

      12.04 In the event that the Contemplated Transactions for any NewCo, except for NewCo Italy, have not been completed and/or the shares of such NewCo cannot be transferred to Buyer on or before the Closing Date, an amount equal to the purchase price for such NewCo, as stated in Section 4.04 hereof will be deducted from the Purchase Price and paid to Trustee by wire transfer of immediately available funds. The payment of such amounts and the interest thereon shall be governed by the Escrow Agreement substantially in the form attached hereto as Exhibit 34. In accordance with the procedure set forth in the Escrow Agreement, the Trustee shall wire transfer immediately available funds to Sorin Biomedica in the amount corresponding to the purchase price for the subject NewCo shares plus accrued interest when such shares are sold to Buyer.

      12.05 Sorin Biomedica and a third-party affiliate of Buyer, have agreed to the terms and conditions of the sale and/or transfer as the case may be of, the I.P. Rights to such third-party affiliate of Buyer for the purchase price set forth in Paragraph 6 of Exhibit 14, which is subject to adjustments pursuant to such Paragraph 6, and, in connection with such agreement, which is attached hereto as Exhibit 2 hereto, Sorin Biomedica shall have received the full payment (via wire transfer of immediately available funds, to the account specified in Section 12.03 hereof) of the consideration set forth therein from the third-party affiliate of Buyer.

      12.06 Ordinary shareholders' meetings of NewCos shall have taken place prior to or on the Closing Date. At such meetings, Buyer and Sorin Biomedica shall cause the directors and ask all the members of the Board of Statutory Auditors (when applicable) of NewCos at the time of the sale of the shares of NewCos to Buyer to resign and NewCos' shareholders shall vote in favor of the following resolutions: (i) election of Boards of Directors designated by Buyer, and (ii) election of Boards of Statutory Auditors (when applicable) composed of auditors designated by Buyer.

      12.07 Subject to Section 12.04, the Selling Parties and Buyer shall execute the contracts for the sale of all the outstanding shares or quotas of NewCos to Buyer containing only such terms and conditions as may be required by applicable law and not inconsistent with the provisions of this Agreement or any other agreement contemplated hereby. In addition, each of the parties shall take such other actions as is required under applicable law to transfer the shares or quotas of each of the NewCo contemplated to be transferred on the Closing Date.

      12.08 Sorin Biomedica and NewCo Italy shall have entered into an agreement respecting easements to and from the property to be conveyed by Sorin Biomedica to NewCo Italy in accordance with the terms set forth in Exhibit 35.

      Anything to the contrary in this Agreement notwithstanding, including without limitation Recitals C, D, E and F, Sections 2.13 through 2.19 and Sections 3.01 through 3.06 no Selling Party shall be obligated to transfer to the corresponding NewCo the assets and liabilities and contractual relationships contemplated to be transferred in Recitals C and F hereof unless the conditions set forth in Sections 10(b), (c) and (d) are satisfied. It shall not be deemed to be a breach of this Agreement if Sorin Biomedica cannot, by reason of an inability to obtain the necessary required governmental operating permits and governmental authorizations or contractual consents, cause any one or more of the Selling Parties to transfer the assets and liabilities and contractual obligations to such corresponding NewCo or the transfer of the shares of such NewCo to Buyer (except to the extent Sorin Biomedica is in breach of a covenant or representation). As to those NewCos whose shares will not be transferred to the Buyer at the Closing, the capital contributions to be made thereto may or may not be made as of the Closing. Notwithstanding any provisions of Article 3 to the contrary, the representations and warranties contained in Article 3 hereof shall be construed consistently with the preceding provisions of this paragraph.

      12.09 The parties agree that the representations and warranties contained in this Agreement with respect to the sale of shares of NewCos after the Closing, as contemplated by Section 12.04 hereof, shall apply as of the date of this Agreement and, with respect to the consummation of the sale of such shares of such NewCo, the certification required to be provided by Sorin Biomedica to Buyer pursuant to Section 12.02 shall be as of the date of the Closing hereunder and not as of the date of the transfer of the Shares, provided that it is further confirmed and agreed that Sorin Biomedica shall have the obligations with respect to the operations of such NewCos after the Closing pursuant to the Transition Services Agreement.


ARTICLE 13 -- PURCHASE PRICE ADJUSTMENT; ACTIONS AFTER THE CLOSING DATE

      13.01 (a) Sorin Biomedica shall prepare balance sheets of the In Vitro Business as of the Closing Date within 30 days of the Closing Date, in accordance with generally accepted accounting principles consistently applied by the corresponding transferring Selling Party, adjusted, however, to be in accordance with the Accounting Principles and Section 13.04 hereof, with the purpose of determining the amount of the Net Invested Capital as of the Closing Date, and the parties confirm that the Accounting Principles apply only to the In Vitro Business and not to the Minnesota Corporation (it being further confirmed that the accounting principles applicable to the Minnesota Corporation are those referred to in Section 13.02(a)). Such balance sheets shall be presented on a consolidated and on a consolidating basis for the entire In Vitro Business. Buyer shall reasonably cooperate with Sorin Biomedica respecting the foregoing, including by providing information. The assets and liabilities of any NewCo not transferred on the Closing Date ("Non-Transferred NewCo") shall not be taken into account for purposes of the determination of the Purchase Price adjustments set forth in Section 13.03 and there will be a deduction from the "initial" Net Invested Capital relating to such Non-Transferred NewCo in the amount provided for in Section 13.03 hereof. The exchange rate to convert any currency other than USD into Lire shall be based on the exchange rates on the business day immediately prior to the Closing Date as provided in II Sole 24 Ore.

            (b) The balance sheet described under Section 13.01(a) (except for the In Vitro Business of Sorin Brazil) shall be subject to audit by Deloitte & Touche (or if Deloitte & Touche is unwilling or unable to perform same, another mutually agreeable accounting firm, herein collectively referred to as the "Independent Accountant") provided that such Independent Accountant shall apply generally accepted accounting principles consistently applied by the corresponding Selling Party except to the extent same conflicts with the Accounting Principles or the provisions of Section 13.04 hereof (in which case such Accounting Principles and provisions of Section 13.04 shall be applied). The costs for the audit shall be shared equally between the parties. The closing balance sheet, as audited by the Independent Accountant, shall be final and binding on Sorin Biomedica and Buyer, and is referred to herein as the Closing Balance Sheet.

            (c) In the event Deloitte & Touche or a mutually agreeable accounting firm cannot be agreed to by the parties, the substantive procedures to be employed to determine the Net Worth (herein defined) of the Minnesota Corporation provided for in Section 13.02 hereof shall be used as closely as possible to determine the purchase price adjustment pursuant to Section 13.03(a).

      13.02 (a) As promptly as practicable after the Closing, and no later than thirty (30) business days after the Closing Date, Sorin Biomedica shall, at its expense, prepare, or cause to be prepared, a balance sheet of the Minnesota Corporation, and shall deliver to Buyer a statement certified by the Minnesota Corporation's independent auditors existing as of the date hereof (or, if they do not agree to perform such audit, another nationally recognized accounting firm selected by Sorin Biomedica) utilizing generally accepted auditing standards setting forth, as of the Closing Date, a balance sheet of the Minnesota Corporation, based upon the accounting records of the Minnesota Corporation. Such balance sheet, which is herein referred to as the Preliminary Minnesota Corporation Balance Sheet, shall be determined on a basis consistent with the generally accepted accounting principles used and consistently applied by the Minnesota Corporation except to the extent same conflicts with the provisions of Section 13.04 hereof (in which case the provisions of Section
13.04 shall apply). Buyer and its accountants shall have the opportunity to observe the physical count of the inventory performed by Sorin Biomedica (which may begin prior to the Closing Date) in connection with the preparation of the Preliminary Minnesota Corporation Balance Sheet and shall have full access to all information used by Sorin Biomedica in preparing the Preliminary Minnesota Corporation Balance Sheet, including the work papers of its accountants.

            (b) Promptly following receipt of the Preliminary Minnesota Corporation Balance Sheet, Buyer shall review the same and, within thirty (30) business days after such receipt, Buyer shall deliver to Sorin Biomedica a certificate setting forth its acceptance of, or the objections of its nationally recognized independent accountants to, the Preliminary Minnesota Corporation Balance Sheet, together with a summary of the reasons therefor (which shall be limited to the mathematical accuracy of the Preliminary Minnesota Corporation Balance Sheet and any assertion that such Preliminary Minnesota Corporation Balance Sheet has not been determined on the basis set forth in Section 13.02(a) above) and proposed adjustments which, in its view, are necessary to eliminate such objections.

            (c) If Buyer accepts the Preliminary Minnesota Corporation Balance Sheet (or its independent accountants do not so object within such thirty (30) business day period), the determination of the adjustment pursuant to Section
13.03 by Sorin Biomedica shall be deemed final and binding as of such thirtieth
(30th) business day and the Preliminary Minnesota Corporation Balance Sheet shall constitute the Minnesota Corporation Closing Balance Sheet.

            (d) To the extent Buyer's independent accountants objects within such thirty (30) business day period to the Preliminary Minnesota Corporation Balance Sheet, Buyer and Sorin Biomedica shall use reasonable efforts during the following fifteen (15) business day period to resolve any such objections. If Buyer and Sorin Biomedica resolve all such differences and each signs a certificate to that effect, the Preliminary Minnesota Corporation Balance Sheet, as so adjusted, shall constitute the Minnesota Corporation Closing Balance Sheet and shall be deemed final and binding for purposes of this Agreement. If Buyer and Sorin Biomedica resolve some of such differences, the items as to which the parties have agreed shall be final and binding for purposes of this Agreement and the remaining items shall be determined as provided below.

            (e) To resolve any objections raised by Buyer's independent accountants that are not resolved as provided above, the parties shall refer their remaining differences to Deloitte & Touche (or if they refuse to accept, to another nationally recognized firm of independent public accountants, as to which Sorin Biomedica and Buyer shall mutually agree, or if such agreement cannot be reached within five (5) calendar days, a nationally recognized firm of independent accountants selected by an arbitrator in accordance with the UNCITRAL Rules of Arbitration (collectively, the "CPA Firm"), who shall, acting as experts and not as arbitrators (pursuant to the second paragraph of Article 1349 of the C.C.), determine on the basis of the Minnesota Corporation's generally accepted accounting principles consistently applied (except to the extent in conflict with the principles set forth in Section 13.04 hereof), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Minnesota Corporation Balance Sheet requires adjustment (after taking into consideration the adjustments agreed to in Section 13.02(d)) to arrive at the Net Worth of the Minnesota Corporation and the Minnesota Corporation Closing Balance Sheet. Sorin Biomedica and Buyer shall direct the CPA Firm to use its best efforts to render its determination as soon as practicable, but in no event later than 45 days following the referral of differences to such CPA Firm. The decision of the CPA Firm will be final and binding on the parties (including that no party will institute any arbitration proceeding with regard to the dispute or controversy except to enforce the decision). Sorin Biomedica and Buyer shall each (and Buyer shall cause the Minnesota Corporation to) make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties respective accountants) necessary to prepare and/or otherwise relating to the Preliminary Minnesota Corporation Balance Sheet and Buyer's review thereof and all other items reasonably requested by the CPA Firm) so as to determine the purchase price adjustment related to the Minnesota Corporation provided for in Section 13.03(b) hereof and the final balance sheet determined thereby. The closing balance sheet of the Minnesota Corporation as determined based on the foregoing (including without limitation, the adjustments determined by the CPA Firm) is referred to herein as the Minnesota Corporation Closing Balance Sheet. Buyer shall cause the Minnesota Corporation to cooperate with Sorin Biomedica in connection with such preparation by Sorin Biomedica and audit by KPMG (or such other accounting firm as Sorin Biomedica selects). Each party will pay an equal share of the costs and expenses of the CPA Firm.

      13.03 (a) Within thirty (30) days of the Closing Balance Sheet having become final and binding on the Parties pursuant to Section 13.01, the Purchase Price shall be adjusted so that if the Net Invested Capital shown on the Closing Balance Sheet (not taking into account the portion of the Net Invested Capital relative to the Non-Transferred NewCos) (i) exceeds Lit. 92.400.000.000 (ninety-two billion four hundred million) minus (A) the amount of Retained Receivables deducted at Closing according to Section 6.08(c) above and (B) the Initial Net Invested Capital of any Non-Transferred NewCo, then Buyer shall pay to Sorin Biomedica the difference, or (ii) is less than Lit. 92.400.000.000 (ninety-two billion four hundred million) minus (A) the amount of Retained Receivables deducted at Closing according to Section 6.08(c) above and (B) the Initial Net Invested Capital of any Non-Transferred NewCo, then Sorin Biomedica shall pay to Buyer the difference. The Initial Net Invested Capital of any NewCo which becomes a Non-Transferred NewCo means the amount listed as the Initial Net Invested Capital on Exhibit 40.

            (b) If the net worth (i.e., assets minus liabilities) of the Minnesota Corporation as of the Closing date as shown on the Minnesota Corporation Closing Balance Sheet, as finally determined pursuant to Section 13.02, ("Net Worth") (a) exceeds $28,384,000, the amount of the reduction in paragraph 2 of Exhibit 14 would be reduced (by means of reimbursement by Buyer to Sorin Biomedica after the Closing) by an amount equal to such difference multiplied by the Sorin Percentage (but such amount shall not be reduced below zero), or (b) is less than $28,384,000, the amount of the reduction in paragraph 2 of Exhibit 14 would be increased (by means of payment by Sorin Biomedica to Buyer) after the Closing by an amount equal to such difference multiplied by the Sorin Percentage. The exchange rate USD: Italian Lire to convert such dollars into Lire shall be that reflected in the Wall Street Journal on the business day immediately prior to the Closing Date. Such payment or reimbursement shall be made within 30 days of the Minnesota Corporation Closing Balance

Sheet becoming final and binding on the Parties. The maximum purchase price adjustment reimbursable to Sorin Biomedica relating to the Net Worth of the Minnesota Corporation pursuant to this Section 13.03(b) shall be the actual amount deducted at Closing as provided for in Paragraph 2 of Exhibit 14.

            (c) Any payments or reimbursements to be made from one party to the other under the terms of this Article 13 shall include an additional amount of interest on the principal amount due from the Closing Date up to actual date of payment, at an interest rate equal to RIBOR (at three months)+1 percent, as reflected in Il Sole 24 Ore on the Closing Date. Save as provided in Sections
13.01 and 13.02 above regarding the costs for the Independent Accountant and the CPA Firm, each Party shall be responsible for its costs and expenses incurred in its preparation and/or review of the Closing Balance Sheet and the Minnesota Corporation Closing Balance Sheet and other matters relating thereto.

      13.04(a)    The parties also agree as follows:

                  (i) With respect to the preparation of the determination of the Net Worth of the Minnesota Corporation as of the Closing, for the avoidance of doubt (A) any compensation or other benefits which relate to or are otherwise in the nature of severance which relate to or arise out of the transactions contemplated by this Agreement or the Merger Agreement shall be taken into account in determining the Net Worth of the Minnesota Corporation, including any such amounts up to two years severance and benefits payable to the chief executive officer pursuant to Section 3.9 of the Disclosure Schedules to the Merger Agreement (it being understood however, that retention bonuses shall not be taken into account in determining the Net Worth of the Minnesota Corporation) provided that such amounts relating to (I) the chief financial officer of the Minnesota Corporation and/or (II) to the extent same is in excess of two years, the chief executive officer of the Minnesota Corporation that constitutes a liability as of the Closing will not be deducted in calculating the Net Worth (i.e., such amounts shall be excluded from the calculation of the Net Worth) and if any such amount was paid by the Minnesota Corporation prior to the Closing such amount shall, for the purposes of the computation of the Purchase Price Adjustment pursuant to this Article 13, be added back to the Net Worth, (B) an amount equal to the excess, if any, of $6.32 per share over the exercise price per share for the 673,640 options of the Minnesota Corporation outstanding on January 23, 1997 and the Minnesota Contingent Rights (to the extent such difference is paid and/or stock options and/or rights are exercised) in connection with any payments after January 23, 1997 to option holders of the Minnesota Corporation in respect of their options and/or the exercise after January 23, 1997 of such options, as contemplated by the Merger Agreement, shall reduce the Net Worth of the Minnesota Corporation for the purposes of this
Article 13 and (C) notwithstanding anything in this Article 13 to the contrary, all costs incurred by the Minnesota Corporation related to the Merger (and not authorized by an ASI-controlled Board of Directors or management) including, without limitation, Cowen & Company fees, accounting fees, consulting fees, legal fees and other similar fees shall also be taken into account in determining the Net Worth of the Minnesota Corporation and shall be reflected in the Minnesota Corporation Closing Balance Sheet.

                  (ii) No profit arising by reason of sales by any of the Selling Parties and/or Sorin Biomedica to the Minnesota Corporation or by the Minnesota Corporation to any of the Selling Parties and/or Sorin Biomedica (collectively, "Intercompany Sales") shall be eliminated in connection with the determination of the purchase price adjustment provided for in this Article 13 except only to the extent of the adjustment provided for in the next sentence. The parties shall determine the difference between (a) the amount of any such intercompany profit in inventory as of the Closing from Intercompany Sales minus
(b) the amount of any such intercompany profit in inventory from Intercompany Sales at December 31, 1995 (which is hereby deemed to be equal to Lit. 351,000,000 (three hundred fifty-one million)). If the difference referred to in the preceding sentence is (a) positive, such difference shall be paid by Sorin Biomedica to Buyer; and (b) negative, such difference shall be paid by Buyer to Sorin Biomedica. Amounts in dollars shall be converted into Lira using the exchange rate USD: Italian Lire reflected in The Wall Street Journal on the business day immediately prior to the Closing Date.

                  (iii) Except as provided in Section 13.04(a)(ii), the profit in any inventory as of the Closing arising from sales by any Selling Party and/or Sorin Biomedica to any other Selling Party and/or Sorin Biomedica shall be eliminated in preparing the closing balance sheet for the In Vitro Business.

                  (iv) In light of Sorin Biomedica's obligation to repurchase the accounts receivable payable by non-public customers pursuant to Section
14.02 hereof, for the purposes of this Article 13, there shall be no allowance for doubtful accounts or other reserves relating to the accounts receivable of the Selling Parties.

                  (v) The parties shall prior to Closing in good faith try to agree how to allocate the purchase price adjustment arising from this Article 13.

                  (vi) There shall be no deduction from Net Invested Capital for the non-transfer of the rights to the names "Sorin," "Sorin Biomedica" and "Sorin Diagnostics."

                  (vii) To the extent (a) the provisions of this Section 13.04 conflict with either the Accounting Principles or generally accepted accounting principles to otherwise be applied pursuant to this Article 13, the provisions of this Section 13.04 shall be applied, including by Sorin Biomedica, Buyer, the Independent Accountant and the CPA Firm named herein, and (b) the Accounting Principles conflict with such generally accepted accounting principles, the Accounting Principles shall be applied by Sorin Biomedica and the auditors.

                  (viii) Each party confirms that Deloitte & Touche is independent as to them.

      13.05 (a) (i) Sorin Biomedica shall cause the Selling Parties to sell and Buyer shall buy, under the terms of Section 4.04 hereof, the shares of any NewCos which did not receive all government operating authorizations listed on
Exhibit 21 and the consent to the assignment of the listed Main Contracts in
Exhibit 28-Bis, if any, within thirty (30) days following receipt of such government operating authorizations and consents. The payment for such shares to Sorin Biomedica shall be made from the funds escrowed under the provisions of
Section 12.04 hereof.

                (ii) Promptly after the closing of the sale of the shares of any Non-Transferred NewCo, the Parties shall effect a purchase price adjustment, utilizing as closely as possible the procedures set forth in Section 13.01 hereof and Section 13.03 hereof provided that the Parties shall in good faith endeavor to agree as to same without any use of independent accountants (except for NewCo Brazil which balance sheet shall be audited). If the Net Invested Capital of such Non-Transferred NewCo or to the extent the corresponding Selling Party did not transfer the relevant Stated Assets and Liabilities to such Non-Transferred NewCo at the Closing, the In Vitro Business of such Selling Party (the "Relevant Division") as of the date of the transfer of the shares of such Non-Transferred NewCo (the "Subsequent Transfer Date") adjusted by adding any net losses incurred or deducting any net profits earned by such Non-Transferred NewCo or such Relevant Division, as the case may be, during the period (the "Pre-Transfer Period") from the Closing to the Subsequent Transfer Date (A) exceeds the Initial Net Invested Capital of such Non-Transferred Newco or the Relevant Division, as the case may be, then promptly after the final determination of such amount Buyer shall pay to Sorin Biomedica the difference, or (B) is less than the Initial Net Invested Capital of such Non-Transferred NewCo or the Relevant Division, as the case may be, then promptly after the final determination of such amount Sorin Biomedica shall pay to Buyer the difference.

                (iii) For the avoidance of doubt, the determination of net profits and net losses for the purposes of Section 13.05(a)(ii) shall be made simultaneously with the determination of the Net Invested Capital as at the Subsequent Transfer Date utilizing as closely as possible the procedures set forth in Section 13.01 hereof and Section 13.03 hereof; it being understood and agreed that (A) such procedures shall be applied to the preparation and finalization of an income statement of the relevant NewCo or the Relevant Division, as the case may be (rather than a balance sheet) and (B) the Parties shall in good faith endeavor to agree as to same without any use of independent accountants.

            (b) If the transfer of any Non-transferred NewCo to Buyer does not occur within 12 (twelve) months from the Closing (24 (twenty-four) months as to Brazil) (or such other date agreed in writing by the Parties) by reason of the refusal by the relevant governmental agencies to grant the government operating authorizations or to consent to their transfer to such Non-Transferred NewCos that portion of the escrowed amount pursuant to the provisions of Section 12.04 relating to such Non-Transferred NewCo shall be distributed to Buyer. The Parties shall negotiate in good faith a mutually agreeable distribution agreement relating to such Non-Transferred NewCo and the Parties shall agree on the principal terms thereof prior to Closing. The earnings on such escrowed funds applicable to such Non-Transferred NewCo shall be distributed to Sorin Biomedica and Buyer shall receive from Sorin Biomedica the net profits and reimburse Sorin Biomedica for the net losses of the operations, from the Closing Date to the date of the distribution from escrow provided for in this Section 13.05(b).

            (c) Sorin Biomedica and Buyer agree to cause, at the Closing, the transfer and purchase -- such transfer and purchase to be effective January 1, 1998 -- of certain computer software and certain computer hardware to Buyer and the transfer of personnel (currently 9 people) dedicated to perform services relating to such assets as identified in Exhibit 1, it being understood and agreed that the relevant purchase price for such items (including the retirement liabilities of such employees) shall be considered to have been paid at Closing since it has been taken into account in the determination of the relevant purchase price of NewCo Italy and such assets and liabilities shall be taken into account for the purposes of determining the Net Invested Capital relative to NewCo Italy.

      13.06 The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (but without incurring any actual or potential additional obligations), and (c) to do such other acts and things, in each case as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Buyer agrees to change the names of each of the NewCos to eliminate the name "Sorin Diagnostics", "Sorin Biomedica Diagnostics" and any similar name within 12 (twelve) months after the Closing Date (or, as to any Non-Transferred NewCo, within 12 (twelve) months after the date that the shares of any NewCos are transferred to it after the Closing, as applicable).


ARTICLE 14  --  INDEMNIFICATION

      14.01 Subject to the provisions of this Article 14 and the Transition Services Agreement and the Services Agreements, for a term of 18 months from the Closing Date which 18 month period shall be applicable to all matters required to be indemnified pursuant to this Article 14, including any which concern or otherwise relate to the Contemplated Transactions or the Merger, or the In Vitro Business or the Minnesota Corporation (it being understood that to the extent related to any NewCo the shares of which are not transferred to Buyer at the Closing pursuant to Section 12.04, such 18 month period shall be considered to commence on the actual date such shares are transferred to Buyer), whether Sorin Biomedica or Buyer is the party required to indemnify, except that (i) for Taxes (including Transfer Taxes) the term shall be the applicable government's established statute of limitation (without giving effect to waivers or extensions by the Minnesota Corporation), (ii) as to the Minnesota Corporation, with respect to breaches of representations and warranties or covenants to the extent same relate to environmental matters the term shall be 36 months from the Closing Date, (iii) for breaches of Section 15.15 hereof, the term shall be six years and (iv) such 18 month period shall not apply to (A) the covenants of Sorin Biomedica or Buyer's IP Affiliate contained in Article 2 of the IP Agreement respecting trademarks (including with respect to provisions respecting the use (including prohibition on the use) of the names "DiaSorin", "Sorin", "Sorin Biomedica" and "Sorin Diagnostics"), (B) the obligation of Buyer or Sorin Biomedica to pay the purchase price adjustments provided for in Article 13 hereof, and (C) the Sorin Environmental Obligation and the Sorin Environmental Indemnity Obligation, all of which covenants and obligations shall not be limited in time, Sorin Biomedica shall defend, at its own expense and indemnify and hold harmless Buyer, the NewCos, the Minnesota Corporation and their respective affiliates in respect of, but without duplication:

            (a) Any and all liabilities, damages, claims or losses resulting from, arising out of or in any manner attributable to, any inaccuracy in or breach of any representation, warranty, or agreement, made by Sorin Biomedica, on its own behalf or on behalf of the Selling Parties and of NewCos, which is contained in this Agreement, including its Exhibits, or the IP Agreement or in the certificate covering the matters referred to in Section 12.02 hereof or by the Minnesota Corporation in the Merger Agreement (notwithstanding Section 9.3 of the Merger Agreement), unless any such matter is taken into account in the Closing Balance Sheet or in the Minnesota Corporation Closing Balance Sheet.

            (b) Except (i) to the extent such liability is reflected in the Closing Balance Sheet or the Minnesota Corporation Closing Balance Sheet, and
(ii) as provided in Section 15.02 hereof, any and all liabilities for Taxes of Sorin Biomedica, the Selling Parties or NewCos, the Minnesota Corporation or any other Affiliates of Sorin Biomedica and any interest, fines, or penalties relating thereto, which Taxes, interest, fines or penalties relating to NewCos or the Minnesota Corporation were incurred prior to the Closing (it being understood that, for liabilities regarding any NewCo the shares of which could not be transferred at Closing pursuant to Section 12.04 above, the date of reference shall be considered the date of actual transfer of such shares of such NewCo to Buyer).

            (c) Any and all liabilities, damages, claims or losses that arise from Excluded Liabilities (as defined below). For the avoidance of doubt, this will confirm the parties understanding and agreement that Sorin Biomedica has no right to, and shall not, seek indemnification for Excluded Liabilities from Buyer or its Affiliates. For the purposes of this Agreement:

            "Excluded Liabilities" means those liabilities of the Selling Parties, Sorin Biomedica (to the extent they relate to the InVitro Business), NewCos or the Minnesota Corporation, other than the Assumed Liabilities, that
(i) exist at the Closing, recorded or unrecorded or (ii) arise after the Closing, recorded or unrecorded, known or unknown or contingent or non-contingent, exclusively from facts or events that occurred prior to the Closing but only to the extent related to the period up to the Closing. Further, to the extent liabilities (y) are incurred prior to the Closing and should have been recorded on the Closing Balance Sheet or the Minnesota Corporation Closing Balance Sheet in accordance with Article

13 hereof and have not been so recorded or (z) arise out of the litigation disclosed in items 1 and 2 of Exhibit 29 under the heading pending suits, such liabilities shall not be subject to the Deductible.

            "Assumed Liabilities" means those liabilities (A) to the extent reflected on the Closing Balance Sheet or the Minnesota Corporation Closing Balance Sheet, or (B) consisting of contractual obligations otherwise required by this Agreement (including the exhibits) to be assumed in connection with the Contemplated Transactions, including, without limitation, in deed of transfer or similar instruments of transfer contemplated by this Agreement by a NewCo or one or more of its Affiliates or that are contractual obligations of the Minnesota Corporation as of the Closing pursuant to the Merger Agreement.

            "Buyer-Post-Closing Liabilities" means those liabilities that arise after the Closing, whether or not known, contingent or non-contingent, and that arise exclusively from facts or events that occurred after the Closing but only to the extent related to the period after the Closing. It is understood and agreed that neither Buyer-Post-Closing Liabilities nor Transfer Taxes are Excluded Liabilities.

            Excluded Liabilities also means liabilities arising from products sold prior to the Closing or manufactured to the level of finished goods prior to the Closing and transferred by the Selling Parties to one or more NewCos ("Pre-Closing Finished Goods") and Buyer-Post-Closing Liabilities also means liabilities arising from products sold after the Closing except to the extent the same constitute Pre-Closing Finished Goods. Anything in this Agreement to the contrary notwithstanding, Sorin Biomedica expressly acknowledges and agrees that any disclosure by Sorin Biomedica to Buyer as to any potential basis for a patent infringement claim to the extent related to products sold prior to the Closing or Pre-Closing Finished Goods shall not in any manner whatsoever diminish Sorin Biomedica's obligation to Buyer pursuant to this Section 14.01(c) to defend, indemnify and hold harmless Buyer, the NewCos, the Minnesota Corporation and their respective Affiliates in respect of any patent infringement claims to the extent same constitute Excluded Liabilities.

            For the purposes of the definition of "Excluded Liabilities", "Assumed Liabilities" and "Buyer-Post-Closing Liabilities," to the extent liabilities relate to any Non-Transferred NewCo or any Selling Party that has not made the transfer or contribution to such Non-Transferred NewCo as contemplated by Article 3 hereof, Closing or Closing Date shall mean the date or time of the sale of the shares of such Non-Transferred NewCo; provided that in respect of any Non-Transferred NewCo or Relevant Division, the parties agree prior to the Closing to modify the preceding part of this sentence to address relevant considerations, such as Buyer's providing certain direction to the Non-Transferred NewCos and Relevant Divisions in respect of operations and management.

            It is the intent of the parties that this Section 14.01(c) shall be interpreted consistent with the following example and to the extent of any inconsistency between this illustration and the definitions of "Excluded Liabilities", "Assumed Liabilities" and "Buyer-Post-Closing Liabilities," the principles in this illustration shall control:

            Illustration. Buyer seeks indemnification from Sorin Biomedica for a patent infringement action from a third party that resulted in a judgement after the Closing for an award of $200,000 in royalties -- $50,000 of which relates to infringement prior to the Closing and $150,000 of which relates to infringement after the Closing. In this case, $50,000 of such royalties that relate to the period prior to the Closing would constitute an Excluded Liability because such liability arose after the Closing exclusively from facts or events that occurred prior to the Closing, and such $50,000 (if not related to the litigation disclosed in items 1 and 2 of Exhibit 29 under the heading pending suits) to the extent not required to be provided in the Closing Balance Sheet would be subject to the Deductible and $150,000 of such royalties that relate to the period after the Closing would not constitute Excluded Liabilities but would constitute a Buyer-Post-Closing Liability.

            (d) Any and all reasonable costs and expenses, including reasonable legal fees, incurred by Buyer and/or NewCos defending or participating in any and all actions, suits, proceedings, demands, assessments and judgments with respect to which Sorin Biomedica does not discharge its obligation under this
Article 14 to defend and to indemnify and hold harmless Buyer and NewCos and its affiliates.

            (e) Any and all liabilities, damages, claims or losses resulting from, arising out of or in any manner attributable to (I) Sorin Biomedica's non-compliance with its obligations provided for in Section 6.06 hereof or (II) any suit or action commenced by an owner of a property adjacent to the Saluggia Site (an "Adjacent Property") relating to a release from the Saluggia Site on to such Adjacent Property prior to the Closing of one or more substances required by Applicable Environmental Laws to be cleaned-up or remediated so long as any such (y) release and (z) clean-up and/or remediation obligation is identified in the Environmental Audit, provided that to the extent exposure to third party claims as a consequence of the environmental problems that constitute violations of Applicable Environmental Law is specifically identified by the Environmental Audit, the parties shall in good faith agree before the Closing on reasonable terms (both in terms of time and substance) under which Sorin Biomedica shall be required to further idemnify, defend and hold harmless NewCo Italy in respect to such third party claims (it being understood that any non-resolution thereof by the parties will be resolved after the Closing pursuant to Section 15.10 hereof) (the "Sorin Environmental Indemnity Obligation"). Sorin Biomedica shall have the exclusive right to effect the Sorin Environmental Obligation and the Sorin Environmental Indemnity Obligation and shall comply with all environmental laws in effecting each of the Sorin Environmental Obligation and the Sorin Environmental Indemnity Obligation. The Environmental Audit cost shall be paid equally by Sorin Biomedica and Buyer. Except as provided in Section 6.06 hereof and the Sorin Environmental Indemnity Obligation, anything to the contrary notwithstanding in this Agreement including, without limitation, Section 6.05(a) and Section 6.18, there shall be and are no other environmental representations and warranties and there shall be no other responsibility of Sorin Biomedica after the Closing in respect of environmental matters related to the In Vitro Business. For the avoidance of doubt, this will confirm that this Section 14.01(e) and Section 14.01(f) do not limit or otherwise impair the obligations of Sorin Biomedica under this Article 14 to indemnify, defend and hold harmless in respect of environmental matters related to the Minnesota Corporation.

            (f) Anything to the contrary notwithstanding in this Agreement, the obligations of Sorin Biomedica relating to environmental matters of any kind or nature respecting the In Vitro Business shall be limited to the Sorin Environmental Obligation and the Sorin Environmental Indemnity Obligation.

            For the avoidance of doubt, the parties confirm that neither Sorin Biomedica nor Buyer nor their respective Affiliates may make any claim under this Article 14 at any time after 18 months after the Closing except as is expressly provided in this Article 14 (and except that it is understood and agreed that any claims made during such 18 month period that are not resolved by the end of such 18 month period shall be resolved thereafter).

      14.02 Indemnity for Private Assumed Receivables. Sorin Biomedica shall indemnify Buyer with respect to any Assumed Receivables payable by non-public customers of the In Vitro Business which the respective NewCo shall not have collected within a period of twelve (12) months following the Closing, by repurchasing within thirty (30) days following their tender in a form which properly conveys all of such NewCos right, title and interest in and to the uncollected portion of such Assumed Receivables payable by a non-public customer in an amount equal to (i) the uncollected face value plus (ii) reasonable legal fees incurred by Buyer or its Affiliates relating to such Assumed Receivable provided that such legal fees prior to the incurrence thereof have been mutually agreed upon in writing and provided further that Buyer shall indemnify Sorin Biomedica (which indemnification shall survive for twelve (12) months from the period commencing on the date such Assumed Receivable is repurchased, notwithstanding the 18 month period in Section 14.03) for any Losses with respect to rights of setoff or counterclaim (excluding rights under bankruptcy, insolvency or similar laws affecting creditors rights generally) by such account debtor relating to such Assumed Receivable arising from the actions of such NewCo or Buyer after the Closing. In the event of a delay in payment to Buyer, or its Affiliates beyond such thirty (30)-day period, Sorin Biomedica shall also pay interest thereon at the same interest rate as stated in Section 13.03 hereof. For the purposes of this Section 14.02, public customers include, without limitation, (i) governmental agencies or other public bodies of any kind or nature, and (ii) hospitals or other entities that are not majority owned as of the Closing by individuals or private entities. Without limiting the generality of the foregoing and for illustration purposes only, the following are examples of public customers: U.S.L, A.S.L., Aziende Ospedaliere, and Ospedalie Universita. Except as is set forth in this Section 14.02 and Section 6.08, Buyer shall have the risks and costs of the collection of the receivables transferred to NewCos. During such 12 month period, Buyer shall cause Newcos to use reasonable efforts to collect the Assumed Receivables payable by non-public customers.


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
      14.03 Subject to provisions of this Article 14, and the Transition Services Agreement and the Services Agreements, for a term of 18 months from the Closing Date, except to the extent a longer period is provided in Section 14.01 hereof, Buyer shall defend, at its own expense and indemnify and hold harmless the Selling Parties and Sorin Biomedica and their respective affiliates in respect of:

            (a) any and all liabilities, damages, claims or losses resulting from, arising out of, or in any manner attributable to any inaccuracy in or breach of any representation, warranty or agreement, made by Buyer, or the Buyer's IP Affiliate which is contained in this Agreement, including its Exhibits, (including the IP Agreement) or in the certificate covering the matters referred to in Section 12.02.

            (b) Any and all reasonable costs and expenses, including reasonable legal fees, incurred by the Selling Parties, Sorin Biomedica and/or their respective affiliates defending or participating in any and all actions, suits, proceedings, demands, assessments and judgments with respect to which Buyer does not discharge its obligation under this Article 14 (or as to NewCos pursuant to the instruments described in the definition of Assumed Liabilities) to defend and to indemnify and hold harmless the Selling Parties, Sorin Biomedica and their respective affiliates.

      14.04 In all actions, suits, proceedings, demands, assessments and judgments ("Legal Proceedings") in which a party undertakes to discharge its obligation to defend, the other party shall have the right to be represented by advisory counsel and accountants, at their own expense (and shall not be indemnified for such legal or other fees and expenses). The party that has the obligation to indemnify pursuant to this Article 14 shall also have the right to defend and the right to control the defense thereof provided that, if there is in the reasonable judgment of the indemnified party a conflict of interest, such indemnitor shall have no right at any time to settle any such matter or make an admission to the effect that the plaintiff is entitled to any material remedies it seeks without the prior written consent of the indemnified party.

      14.05 The obligations of Sorin Biomedica and Buyer with respect to any claims indemnifiable pursuant to this Article 14 ("Indemnifiable Claim"), except as provided below in this Section 14.05, are subject to the limitation that an indemnitee may not make or bring any claim against an indemnitor in respect of any such Indemnifiable Claim unless the aggregate amount of all Losses for all such claims from time to time incurred or suffered by all such indemnitees collectively exceeds USD 4 million (the "Deductible") after which all Losses in excess of the Deductible shall be indemnified in full in accordance with the terms of this Article 14 (it being understood and agreed that such first U.S.D. 4,000,000 shall not be indemnified for). Single claims that are less than Lit. 10 million shall not be made and shall not be included in determining whether Losses incurred or suffered exceed the Deductible in the aggregate, it being further agreed that this amount is established solely for the purposes of the preceding part of this sentence and shall not have any relevance whatsoever to establishing or otherwise determining materiality in or under this Agreement. "Losses" means any and all liabilities, damages, claims, losses or other items, including costs and expenses, incurred or sustained that are required to be indemnified for under this Agreement. The foregoing provisions of this Section 14.05 shall not apply to the payment or performance of claims concerning (i) Taxes, including Transfer Taxes, (ii) the Sorin Environmental Obligation and the Sorin Environmental Indemnity Obligation, (iii) those matters described in the second sentence of the definition of Excluded Liabilities in Section 14.01(c) as not being subject to the Deductible, (iv) those matters described in Section 14.02,
(v) the obligations under Section 15.02, (vi) the obligations under the Transition Services Agreement, the Services Agreements, the Escrow Agreement and the covenants required to be performed or observed after the Closing pursuant to
Section 2 of the IP Agreement, (vii) the obligations to pay the purchase price adjustments provided for in Article 13 hereof respecting the Net Invested Capital and the Net Worth of the Minnesota Corporation, (viii) the Assumed Liabilities or (ix) the other obligations described in Sections 14.06(b), 15.14 and 15.15 (the foregoing items described in clauses (i) through (ix) being referred to as "claims not subject to the Deductible"). For the avoidance of doubt, it is further agreed that, whether or not Losses relating to claims not subject to the Deductible exceed U.S.D. 4,000,000 and regardless of when same are incurred or sustained, any Losses other than such Losses shall not be indemnified for unless and only to the extent such other Losses exceed U.S.D. 4,000,000.

      14.06 Buyer shall defend, at its own expense, and indemnify and hold harmless the Selling Parties and Sorin Biomedica and their respective affiliates in respect of any and all liabilities, damages, claims or losses that arise from
(a) any of the Assumed Liabilities and (b) any Bank Reimbursement Obligation to the extent the underlying obligation satisfied by the obligee to the Reimbursement Obligation (i.e., the financial institution) is an Assumed Liability or (c) Section 15.02 hereof. For the avoidance of doubt, it is agreed that the obligations described in this Section 14.06 shall not be limited in time, and that the Deductible and the other provisions provided in Section 14.05 do not apply to the matters referred to in this Section 14.06.

      14.07 The aggregate liability to a party hereto for indemnification under this Article 14, with respect to all Losses incurred or sustained by the other party (which shall be deemed to include Losses incurred or sustained by its Affiliates) shall in no event exceed an amount equal to Lit. 75.000.000.000 (seventy-five billion) except for Losses related to Taxes, the Sorin Environmental Obligation, the Sorin Environmental Indemnity Obligation, Assumed Liabilities and product liability claims (provided that the aggregate maximum liability for each party for all Losses -- whether or not claims relating to (i) Taxes, the Sorin Environmental Obligation, the Sorin Environmental Indemnity Obligation, Assumed Liabilities and product liability claims or (ii) non-tax claims, non-Sorin Environmental Obligation claims, non-Sorin Environmental Indemnity Obligation claims, non-Assumed Liabilities claims and non-product liability claims -- shall be limited to Lit. 250.000.000.000 (two-hundred fifty billion)). For all purposes of this Article 14 including, without limitation, the Deductible, as to any Losses that Sorin Biomedica is required to indemnify for under this Article 14 that arise out of or otherwise relate to the Merger Agreement or the Minnesota Corporation, such Losses shall be deemed to and shall be equal to such Losses multiplied by the Sorin Percentage. No party shall be liable to any other party for consequential or special damages or loss of profits. The parties agree that the provisions of this Article 14 constitute the sole and exclusive rights and remedies that each party and their Affiliates have as a result of any breach of this Agreement, including any exhibit (except the Transition Services Agreement), the IP Agreement and/or the Merger Agreement provided, however, that (a) the provisions of Article 11 hereof shall apply with respect to a breach which results in the termination of this Agreement (b) if the Closing does not occur, the only obligation of Sorin Biomedica respecting the Merger Agreement shall be to indemnify for the obligations of the Minnesota Corporation under the Merger Agreement if the Minnesota Corporation has not performed its obligations in respect of any such breach after Buyer has exhausted its remedies against the Minnesota Corporation in respect thereof (it being understood, as aforesaid, that Sorin Biomedica's obligation to indemnify with respect to any such breach of the Merger Agreement shall be limited to Sorin's Percentage of the Losses payable by the Minnesota Corporation thereunder) and (c) each party shall be entitled to specific performance prior to closing of the other party's obligations and each party shall be entitled to specific performance of the covenants under the IP Agreement and the Escrow Agreement to the extent set forth in the IP Agreement and the Escrow Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement (including without limitation, the next sentence), the rights and remedies of Sorin Biomedica, the Selling Parties, and their respective Affiliates arising out of or in connection with or otherwise relating to any Buyer-Post-Closing Liability shall not be governed by any provision of this Agreement, but shall in all respects be instead governed by applicable law. Without limiting the preceding sentence, the parties agree that no party shall seek, or be entitled to, any remedy or right which is in any manner inconsistent with the provisions of this Article 14 or
Article 11 hereof including without limitation, Section 14.05 or Section 14.07 hereof. There shall be no indemnification for Taxes arising out of the Merger respecting the Minnesota Corporation contemplated by the Merger Agreement. Any indemnification obligations hereunder shall be reduced by the actual amount of insurance recoveries. The rights of Buyer or NewCos for indemnification hereunder shall be subject to reduction to the extent of any surplus of assets or over accrual or other over-provisions for liabilities with respect to the Closing Balance Sheet or of Sorin's Percentage of same as to such matters relating to the Minnesota Corporation Closing Balance Sheet. For all purposes of this Article 14, whenever the term Closing Balance Sheet is used, with respect to any Non-Transferred NewCo, such term means the balance sheet of such Non-Transferred NewCo as of the date of the transfer of the shares and/or quotas of such Non-Transferred NewCo to Buyer, which balance sheet is to be prepared pursuant to Section 13.05 hereof. The parties hereto acknowledge that the rescission of this Agreement by any party after the Closing is specifically excluded as a remedy in case of breach of this Agreement by either party. To the maximum extent permitted by law, no party shall and each party shall cause its Affiliates and the NewCos not to, assert any rights or remedies based on any express or implied (by operation of law or otherwise) representations or warranties in any deed of transfer or other document conveying the In Vitro Business to any NewCo or the shares or the quotas of any NewCo. The parties acknowledge that the Minnesota Corporation may have rights against third parties in connection with Indemnifiable Claims ("Third Party Rights"), and the parties shall, with respect to such Third Party Rights agree, based on the amount for which each party is responsible under this
Article 14 for such Indemnifiable Claims as to an equitable procedure to realize on such Third Party Rights and to equitably share the costs and the proceeds payable by any such third parties (it being understood that any non-resolution thereof by the parties will be resolved pursuant to Section 15.10 hereof), and Buyer agrees to cause the Minnesota Corporation to otherwise cooperate with it respecting any Indemnifiable Claims.



ARTICLE 15  --  GENERAL PROVISIONS

      15.01 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation in Section 15.02 hereof), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants. Without prejudice to Section 15.02 and excluding Transfer Taxes, it is hereby agreed that all costs and expenses incurred by Sorin Biomedica or the Selling Parties or incurred prior to Closing by NewCos in transferring the assets and liabilities to NewCos and in transferring the shares and/or quotas of NewCos to Buyer (including costs and expenses of organizing the NewCos) shall be paid by the Selling Parties, including, without limitation, costs of appraisal, expert fees, notary fees, attorney fees, and preparation or review of the applicable deed of transfer incurred by Sorin Biomedica or the Selling Parties or incurred prior to the Closing by NewCos, provided that such fees and expenses payable to the appraiser in connection with the appraisal relating to Sorin Italy shall be reimbursed by Buyer to the Selling Parties, and to the extent known such reimbursement shall be made at the Closing. For the avoidance of doubt, and notwithstanding the preceding provisions of this Section 15.01, Sorin Biomedica shall not, and the Selling Parties shall not, have any responsibility for any costs and expenses of any kind or nature incurred by Buyer in connection with the transfer of assets and liabilities to NewCos or the transfer of the shares and/or quotas of NewCos to Buyer. In the event of termination of this Agreement, the obligation of each party to pay its own expenses (except as otherwise expressly provided in this Agreement) will be subject to any rights such party may have pursuant to Article 11 hereof to be reimbursed due to a breach of this Agreement by another party.

      15.02 Transfer Taxes and Charges. "Transfer Taxes" means transfer, registration ("Imposta di Registro," in Italy), recording, stamp, capital (but not capital gains), I.V.A. and value added and other similar taxes, fees and other charges of any kind or nature in connection with or arising out of the Contemplated Transactions (which shall be deemed to include transfers and transactions contemplated by the IP Agreement and the other Exhibits hereto). Buyer shall promptly (a) pay all Transfer Taxes; and (b) to the extent that Sorin Biomedica or any Selling Party pays any required Transfer Taxes, reimburse Sorin Biomedica for the payment of any such Transfer Taxes (it being agreed that, to the extent the same can be determined, such reimbursement shall occur at Closing). For the avoidance of doubt, (a) should there be Transfer Taxes sustained by the Selling Parties or NewCos, such amount shall not be taken into account in determining the Net Invested Capital (i.e., such amount shall not reduce Net Invested Capital), (b) for all purposes of this Agreement, Transfer Taxes shall be deemed to be Taxes; and (c) the provisions of this Section 15.02 shall apply to Transfer Taxes incurred after the Closing.

      15.03 Public Announcements -- Confidentiality. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Sorin Biomedica and Buyer determine, except as may be required by law or regulation. Sorin Biomedica and Buyer will consult with each other, other than with respect to communications which may be required by law or regulation, concerning the means by which the NewCos' employees, customers and suppliers, and others having dealings with the NewCos will be informed of the Contemplated Transactions, and Buyer will have the right to be present at and participate in the drafting and delivery of any such material communication, which is either not in the ordinary course of business, or which is made to employees generally, customers generally, suppliers generally, or others having dealings with the NewCos generally provided that Sorin Biomedica shall have the final decision making power with respect to same. Between the date of this Agreement and the Closing Date, Buyer and Sorin Biomedica will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Sorin Biomedica and the NewCos to maintain in confidence, any written, oral or other information obtained in confidence from the other party or any NewCos in connection with this Agreement or the Contemplated Transactions, unless (a) such information was already known to such party prior to such disclosure to it or was obtained from others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceeding, law or regulations. Notwithstanding the foregoing (including, without limitation clause (a) immediately above), the terms and conditions of the Confidentiality Agreement, as amended, executed by or on behalf of Buyer or its affiliates in connection with or relating to the sale of the In Vitro Business shall continue in full force and effect and shall survive the termination of this Agreement, but shall not survive the Closing. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Notwithstanding the foregoing, in connection with its disclosures relating to any registration statement or other securities filings, (i) ASI agrees that it will not disclose any non-public information relating to the In Vitro Business and (ii) Sorin Biomedica agrees that it will not disclose any non-public information relating to ASI except as reflected in those press releases agreed to by the parties and except as agreed in writing by the parties, which the parties agree to work diligently and in good faith to agree upon.

      15.04 Guarantee. American Standard Inc. hereby guarantees the full and timely performance (including, without limitation payment) of all of the obligations of Buyer under this Agreement (including, the exhibits), all of the obligations of Buyer's I.P. Affiliate under the IP Agreement, and all the obligations of any direct or indirect permitted assignees or successors of same. The parties agree that the provisions of the first three paragraphs of Article 1957 of the C.C. shall not apply. The maximum liability of ASI under this
Section 15.04 with respect to the obligations of Buyer, Buyer's I.P. Affiliate and to the extent applicable their respective permitted successors and assigns to pay to Sorin Biomedica the Purchase Price in accordance with the provisions of this Agreement shall be limited to the amount of the Purchase Price. The maximum liability of ASI for all of the obligations of Buyer, Buyer's I.P. Affiliates, and each of their respective direct and indirect permitted successors and assigns under this Agreement (including the exhibits) and the IP Agreement other than the obligations described in the immediately preceding sentence shall be limited to Lit. 150.000.000.000 (one-hundred fifty billion). ASI represents and warrants that its obligations under this Section 15.04 are enforceable against it in accordance with the terms of this Section 15.04, including, without limitation, that it has the corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms and that same does not constitute a breach of any material agreement to which it is a party to which any of its assets may be bound or subject.

      15.05 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SORIN BIOMEDICA S.p.A                        With Copy to:
Via Crescentino
13040 Saluggia (vc) ITALY                    SNIA BPD
Attn: Mr. Ezio Garibaldi                     Via Borgonuovo 14
Fax:  (161) 487-545                          20121 Milano, Italy
                                             Attn:  Mr. Carlo Vanoli
                                             Fax:  (02) 6332321

                                             Sills Cummis Zuckerman Radin
                                             Tischman
                                               Epstein & Gross P.A
                                             One Riverfront Plaza
                                             Newark, NJ 07102-5400 USA
                                             Attn: Steven E. Gross, Esq.
                                                   Jerry Genberg, Esq
                                             Fax:  (201) 643-6500

                                                             and

                                             Colesanti E Giliberti
                                             Studio Legale
                                             via Visconti di Mondrone 21
                                             20122 Milano Italy
                                             Attn: Avv. Carlo Pappalettera
                                             Fax:   (02) 780858

SIENNA BIOTECH INTERNATIONAL INC.,           With Copies to:
WABCO STANDARD TRANE, B.V. or
AMERICAN STANDARD, INC.                      AMERICAN STANDARD, INC. (if
One Centennial Avenue                        notice is to Buyer)
Piscataway, NJ 08855-6820 USA                One Centennial Avenue
Attn:  Mr. Benson I. Stein                   Piscataway, NJ 08855-6820 USA
      Richard A. Kallaher, Esq.              Attn:  Mr. Benson I. Stein
      Eric Rose, Esq.                              Richard A. Kallaher, Esq.
Fax:  (908) 980-6117                               Eric Rose, Esq.
      (908) 980-6118                         Fax:  (908) 980-6117
                                                   (908) 980-6118

                                                             and

                                             De Libero Camilli Boniello
                                               Bartoli Di Gardbo
                                             (Associated with ) Baker & McKenzie
                                             Studio Avvocati
                                             Piazza Meda, 3
                                             20121 Milano, Italy
                                             Attn: Avv. Alberto F. Semeria
                                             Fax:  (02) 76007074



      15.06 Waiver. Except to the extent provided in Article 14, (a) the rights and remedies of the parties to this Agreement are cumulative and not alternative and (b) neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such rights, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      15.07 Entire Agreement and Modification. Except for the Confidentiality Agreement, this Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      15.08 Assignments, Successors, and Limited Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties; provided that without the prior consent of Sorin Biomedica, Buyer may assign all or part of its rights and delegate all or part of its obligations under this Agreement to one or more Affiliates of ASI that are beneficially wholly-owned by ASI (a "Permitted Assignee") upon ten business days prior written notice from Buyer and ASI wherein Buyer and ASI certify to, and confirm and agree with Sorin Biomedica (A) the identity of the Permitted Assignee and that it is so beneficially owned, (B) that Buyer continues as a primary joint obligor with respect to the obligations delegated to such Permitted Assignee and (C) that the obligations of ASI under Section 15.4 remain in full force and effect as to the obligations of the Permitted Assignee and Buyer notwithstanding such assignment or delegation. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as may be described in the IP Agreement concerning the I.P. Rights and except that the individuals and entities described in Article 14 hereof are hereby provided the full rights and remedies under Article 14 hereof that each party hereunder has as fully as if they were a party hereto, (i) nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement and (ii) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

      15.09 Severability. Should one or more provisions contained herein be invalid or unenforceable under the applicable provisions of law, such provisions shall be enforced to the maximum extent permitted by law. As to any such provisions which are wholly unenforceable and to the extent any such provisions are partly unenforceable, they shall be severed from this Agreement and the parties shall in good faith negotiate to replace such wholly or partly severed provision(s) with other(s) having the same economic effect to the maximum extent as permitted by the law.

      15.10 Governing Law; Controversies. This Agreement will be governed by, and construed in accordance with, the substantive laws of Republic of Italy (without giving effect to conflicts of laws). Except to the extent set forth in the IP Agreement respecting injunctive relief or the Escrow Agreement respecting specific performance or as to the final and binding determinations to be made by the Independent Accountant or the CPA Firm pursuant to Article 13 hereof, any dispute arising in connection with this Agreement which is not settled by the parties shall be settled exclusively by arbitration in accordance with UNCITRAL Rules of Arbitration, which arbitration shall be final and binding on the parties. Each party and its Affiliates shall be entitled to collectively appoint one arbitrator in any such arbitration, and the third arbitrator shall be appointed under the UNCITRAL Rules of Arbitration. The arbitration will be held in London, England.

      15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      15.12 Knowledge. Wherever the terms "Sorin Biomedica's knowledge", "Sorin Biomedica's actual knowledge", "the receipt of notice", "aware of", "the best knowledge of Sorin Biomedica", "Sorin Biomedica's best knowledge", "best knowledge of Sorin Biomedica and/or the Selling Parties", "known to Sorin Biomedica" or any such terms as applied to any one or more Selling Parties or NewCos, and any similar term is used, in each case each such term shall mean the actual knowledge of any of Mr. Antonio Boniolo, Mr. Ezio Garibaldi, Mr. Mario Palla, Mr. Umberto Rosa, Mr. Carlo Vanoli, Mr. Virgilio Vecchio or Mr. Marco Isaia.

      15.13 Registration. Subject to Section 15.02 hereof, in the event that registration of this Agreement in Italy becomes necessary in connection with any legal or arbitration proceedings, any and all expenses, including without limitation any registration taxes and fines arising out of such registration shall be borne by that party against whom an arbitration award or a judgment by a court in said legal proceedings is directed.

      15.14 Bank Reimbursement Obligations. With 120 calendar days after the Closing, Buyer shall or shall cause one or more of its Affiliates to cause each of obligees (i.e., the financial institutions) to each of the Bank Reimbursement Obligations to release each of Sorin Biomedica and its Affiliates as obligors to each of the Bank Reimbursement Obligations.

      15.15 Non-Competition. For a period commencing on the Closing Date and terminating on the fifth anniversary thereof, Sorin Biomedica will not and will not permit any of its subsidiaries for which it then has direct or indirect voting control (other than a Non-Transferred NewCo) (collectively, the "Covenanting Parties") to, directly or indirectly, engage in or acquire any interest in any business or entity that engages in the in vitro biomedical diagnostics business ("IVD") in Europe, North America or the Far East; provided, that (i) none of the current activities of Sorin Biomedica or its Affiliates shall be deemed to constitute engagement in such business (except for the business to be conveyed to the NewCos hereunder), (ii) a Covenanting Party may acquire a direct or indirect interest in any business or entity that engages in IVD so long as the sales of IVD are less than 25 percent of the sales of the business or entity purchased and so long as such Covenanting Party divests itself of the IVD portion of its business within 12 (twelve) months of the acquisition of such business or entity by such Covenanting Party, (iii) this
Section 15.15 is not intended to and shall not prohibit the Covenanting Parties, to the extent it or they do so in connection with the sale of cardiovascular products, from selling (including, marketing) any products which directly relate to its existing cardiovascular business, however this clause (iii) shall not in any manner permit the manufacturing, development or research by the Covenanting Parties in the IVD business during such five year period and (iv) nothing herein shall be deemed to prevent any Covenanting Party from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of the equity securities of any class of any issuer whose shares are publicly traded. Sorin Biomedica agrees that the covenant provided for in this Section 15.15 is reasonable and necessary in terms of time, activity and territory to protect Buyer's interest as a buyer of the In Vitro Business as contemplated by this Agreement. Without limiting Section 15.09, to the extent that the covenant provided for in this Section 15.15 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

      15.16 Conbiotec. Sorin Biomedica will withdraw and will cause Sorin Italy and Caffaro to withdraw prior to Closing from Consortium CONBIOTEC in order to enable NewCo Italy to acquire participation interests at nominal value of Sorin Biomedica, Sorin Italy and Caffaro in Consortium CONBIOTEC, subject in all event to CNR approval.

      15.17 German Warehouse Insurance Proceeds. With reference to the costs incurred by Sorin Germany for the setting up of a new warehouse which have been capitalized and will be transferred to NewCo Germany as part of Exhibit 5, Sorin Biomedica undertakes to transfer to Buyer any net proceeds it may receive from the insurance company with respect to such costs, up to the amount which has been capitalized and transferred to NewCo Germany. Sorin Biomedica shall actively cooperate with Buyer in order to realize its rights on such proceeds, it being understood that Buyer shall reimburse to it any costs previously approved in this respect.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Agreement has been executed by the duly empowered representatives of the parties hereto on the day and year first above written.


SORIN BIOMEDICA S.p.A.              SIENNA BIOTECH INTERNATIONAL INC.



By:__________________________       By:__________________________

Title:_______________________       Title:_______________________




WABCO STANDARD TRANE B.V.           AMERICAN STANDARD INC.



By:___________________________      By:__________________________

Title:________________________      Title:_______________________



                               European Agreement
                                 Signature Page

                                  EXHIBIT 14

             Calculation of Purchase Price Adjustments at Closing

     (subject to further post-Closing adjustment pursuant to Article 13)


1.Lit. 280.000.000.000              (two hundred eighty billion) -- Purchase
                                    Price; minus

2.Lit. (7.491.185.100)              (seven billion four hundred ninety-one
                                    million one hundred eighty-five thousand one
(estimated amount)**                hundred) -- it is agreed that such deduction
                                    is only an estimate and that the final
                                    deduction at Closing shall be determined based on the following formula:

                                    AxBxC*

                                    where A is USD 0.57 (i.e. USD 6.32 minus USD
                                    5.75), B is the number of shares in the
                                    Minnesota Corporation other than the shares constituting the Sorin Shares and C is the exchange rate USD: Lira calculated under
                                    Section 4.01. The above estimate is based on assumption that B is equal to 8,163,000 and C is equal to 1,610. Such estimates shall be updated on the Closing Date. The deduction is conditioned on the consummation of the Merger Agreement;(1) minus



3.Lit. (86.567.620.000)             (eighty-six billion five hundred sixty seven
                                    million six hundred twenty thousand) -- it
(estimated amount)**                is agreed that such deduction is only an
                                    estimate and that the final deduction at Closing shall be determined based on the following formula:

                                    DxExC*

                                    where D is USD 6.32, E is the Sorin Shares
                                    (i.e., eight million five hundred seven
                                    thousand seven hundred and seven (8,507,707) shares) and C is the exchange rate USD: Lira calculated under Section 4.01. The above estimate shall be updated on the Closing. The deduction is conditioned on the consummation of the Merger Agreement; minus

4.Lit. [(26.700.000.000)]           Retained Receivables as defined in Section
                                    6.08;
(estimated amount)


5.Lit. 150.700.000.000              (one hundred fifty billion seven hundred
                                    million) -- Estimated cash payment at
                                    Closing for the shares of the NewCos by
                                    Buyer to Sorin Biomedica, based on the above estimates to be updated on Closing, and subject to Section 4.04 and to post-Closing adjustments according to Section 13 of the Agreement; and

6.Lit. (11.641.194.900)             (eleven billion six hundred forty-one
                                    million one hundred ninety four thousand and nine hundred) -- Estimated consideration for the I.P. Rights referred to in Section 12.05 of the Agreement, subject to change as provided in footnote 2 below, to be paid at Closing(2).



1 The maximum purchase price adjustment reimbursable to Sorin Biomedica relating to the net worth of the Minnesota Corporation pursuant to Article 13 shall be the actual amount deducted at Closing as provided in paragraph 2 above.

2 Notwithstanding the other provisions of this Exhibit 14, it is agreed that, if the amounts of deductions in paragraphs 2 and/or 3 results to be higher or lower than the estimated amounts above, the adjustments to the amount in paragraphs 5 and 6 shall be done as follows: (A) in case of higher deductions, the amount in 6 allocated to the shares for the NewCos shall be decreased only after the amount in 6 allocated to IP Rights has been reduced down to Lit. 1,000,000,0000 (under which level the amount in 6 shall not be further reduced); (B)

                                                                  (continued...)

                               Exhibit 14 - Page 1

      * The Parties agree that the USD: Italian Lira Exchange rate to be utilized on Closing for purposes of this Exhibit 14 [and Exhibit 10, in order to determine any adjustment to the Purchase Price shall be the exchange rate as reflected in The Wall Street Journal on the business day prior to the Closing Date. The exchange rate of 1610 is solely for the purposes of illustration.

      ** It is hereby further understood and agreed that, should the Merger not be consummated to the extent contemplated by Section 8.06 hereof, the adjustment provided in Section 8.06 shall apply instead of the two adjustments indicated above regarding the Minnesota Corporation.


(continued...)

in case of lower deductions, the amount in 5 allocated to shares shall be increased only after the amount in 6 allocated to IP Rights has been increased up to Lit. 17,000,000,000 (above which level the amount in 6 shall not be increased). It is also understood that the parties have contractually accepted the "alea" deriving from any fluctuation of the USD:Lit exchange rate and the mechanism of purchase price adjustments as indicated in the Agreement and in this Exhibit 14.


                               Exhibit 14 - Page 2

                               AMENDMENT NO. 1 TO
                         EUROPEAN ACQUISITION AGREEMENT


      Amendment No. 1 To Acquisition Agreement (this "Amendment") by and among:

      SORIN BIOMEDICA S.p.A., an Italian corporation with a registered office at 13040 Saluggia (VC), Italy represented by its legal representative Mr. Ezio Garibaldi (hereafter called "Sorin Biomedica"), and

      SIENNA BIOTECH INTERNATIONAL INC., a Delaware, U.S.A. corporation with an office at 9115 Guilford Road, Suite 180, Columbia, Maryland 21046 represented by its legal representative Mr. Benson I. Stein, WABCO STANDARD TRANE B.V., a Netherlands corporation with a registered office at Jupiterstraat 254, 2132 HK Hoofddorp, The Netherlands represented by its legal representative Mr. Benson I. Stein (hereafter collectively called "Buyer"), and

      AMERICAN STANDARD INC., a Delaware, U.S.A. corporation with an office at One Centennial Avenue, Piscataway, P. O. Box 6820, Piscataway, New Jersey 08855-6820 U.S.A. represented by its legal representative Mr. Benson I. Stein (hereafter called "ASI").

                                   WITNESSETH:

      WHEREAS, the above named parties have entered into an agreement dated as of March 10, 1997 (the "Agreement") respecting the sale of the stock of NewCos (as that term is defined in the Agreement) and the other matters provided for in the Agreement, and the parties desire to enter into this Amendment.

                                   AGREEMENT:

      NOW, THEREFORE, the Parties hereby agree as follows:

      1. Definitions; References. Capitalized terms used and not defined in this Amendment and defined in the Agreement shall, unless the context otherwise requires, have the meanings ascribed to such terms in the Agreement. Unless otherwise defined, Section and Article references are references to Sections and Articles in the Agreement.

      2. Effective Date. This Amendment shall be and is effective simultaneously with the Closing.

      3. Cash Payment at Closing. The parties agree that the cash payment at the Closing to Sorin Biomedica is in the aggregate 166,172,000,000 Lit. and has been determined in accordance with the mechanism described in Exhibit A hereto. The parties acknowledge that such payment includes the payment of Lit. 10,612,000,000 as indicated in Paragraph 7 of Exhibit A.

      4. Services Agreements and Related Matters. The parties agree to the following: (a) the lease contemplated with respect to NewCo Germany, rather then being a lease from NewCo Germany to an affiliate of Sorin Biomedica, instead constitutes a sublease from Sorin Germany to NewCo Germany, and such sublease has been executed; and (b) mutually agreeable service agreements with respect to all the NewCos (except NewCo Brazil) have been executed as of June 1, 1997 and same replace the corresponding service agreements that are attached to the Agreement.

      5. No Required Environmental Remediation. The parties agree that, based upon the environmental report prepared by an outside consulting firm pursuant to
Section 6.06 of the Agreement, there is no environmental remediation or cleanup that Sorin Biomedica is obligated to perform as contemplated in the definition of "Sorin Environmental Obligation" (contained in Section 6.06 of the Agreement).

      6. Elimination of Escrow Agreement and Escrow; Entrance into Distribution Agreement Respecting NewCo Brazil. The parties hereby agree as follows with respect to (i) the elimination of the Escrow Agreement and escrow and (ii) Sorin
Brazil:

            (a) The parties (i) confirm that the only Non-Transferred NewCo is Sorin Brazil; and (ii) waive the execution and delivery of the Escrow Agreement as contemplated by Section 4.04 and Article 12 of the Agreement. The parties agree that the purchase price for Sorin Brazil of One Billion Lit. shall be paid to Sorin Brazil through transfer of funds directly to Sorin Biomedica when the transfer of the shares/quotas ("shares") of NewCo Brazil is made to Buyer. The price shall be subject to adjustment after the transfer according to Section
13.05 of the Agreement, as amended by Section 6(b) below. The closing certificate required by Section 12.02 shall refer to the Sorin Brazil Share Transfer Date (herein defined) (and not to the June 30 Closing Date). The conditions to the sale of the shares of NewCo Brazil to Buyer and Buyer's purchase of same are the same conditions contained in the Agreement relating to the sale of the various NewCos (to be applied to only Sorin Brazil and NewCo Brazil) and such conditions shall have been satisfied as of the date that the shares of NewCo Brazil are to be sold to Buyer, and neither the execution, delivery, performance or termination of the Brazil Distribution Agreement (herein defined), nor the updating of the representation and warranties as of the date of transfer, shall in any manner whatsoever change the preceding sentence. Buyer agrees that it shall not in any manner setoff against (including in any other manner withhold) any portion of the purchase price for the shares of Newco Brazil, whether or not there is any dispute of any kind between Buyer and Sorin Biomedica at the time such payment is due. The provisions of this Section 6(a) shall be specifically enforceable.

            (b) The parties acknowledge that Sorin Brazil and NewCo Italy have entered into a mutually agreeable distribution agreement with effect as of June 1, 1997 (the "Brazil Distribution Agreement"). The provisions of Articles 12 and 13 that require interest to be paid on escrowed funds to Sorin Biomedica in respect of Sorin Brazil and provide for the profits of the in vitro diagnostic operations of Sorin Brazil or NewCo Brazil for the period from the Closing to the time in which the shares of NewCo Brazil are transferred to Buyer (the "Sorin Brazil Share Transfer Date") to be transferred to Buyer or for Buyer to economically bear the losses during such period shall be deemed inapplicable (and, accordingly, Sorin Brazil shall, for its own account, retain the profits and bear the responsibility of the losses of the operations of Sorin Brazil or NewCo Brazil from the Closing through the Sorin Brazil Share Transfer Date), it being therefore understood that after the closing of the sale of NewCo Brazil to Buyer to the extent any such profits and losses have been transferred or accrued in NewCo Brazil, such profits and losses shall effectively be taken into consideration in determining the Net Invested Capital of NewCo Brazil at the Sorin Brazil Share Transfer Date for the purposes of the purchase price adjustment provided for in Section 13.05 of the Agreement (and for the purpose of such purchase price adjustment, the Initial Net Invested Capital of NewCo Brazil is 1,000,000,000 Lit.). The parties further agree that, notwithstanding the provisions of Section 13.05(b), if the shares of NewCo Brazil are not transferred to Buyer within 24 months after the Closing, the Brazil Distribution Agreement shall terminate and they will have no obligation to negotiate or replace it with a new distribution agreement. To the extent that the provisions of Article 13 of the Agreement are inconsistent with the provisions of this
Section 6(b), the provisions of this Section 6(b) shall control.

      7. Various Arrangements. The parties agree to and/or acknowledge the following:

            (a) As to government authorizations and the conditions contained in Sections 10(b) and 10(d): (i) with respect to Autorizzazione allo stoccaggio in azienda di rifiuti tossico nocivi autoprodotti (art. 16 DPR n.915 del 10/09/1982), Sorin Biomedica represents and warrants to Buyer that NewCo Italy has a temporary waiver pursuant to which it is authorized to store toxic waste up 10.000 liters (and it must discharge the waste when the limit is reached). Buyer acknowledges that Sorin Biomedica has advised it that NewCo Italy did not receive as of the Closing such Italian Authorization for storage of toxic waste;
(ii) with respect to the Autorizzazione n. 392 del Ministro delle Finanze a beneficiare delle procedure semplificate di import/export D.L. 8/11/1990 n. 37) the authorization will not be issued before the closing, but Sorin Biomedica represents and warrants that NewCo Italy will be able to operate applying the standard procedures; (iii) with respect to Certificato Prevenzione Incendi NewCo Italy has not obtained this authorization, but Sorin Biomedica represents and warrants that, in the absence of this certificate, NewCo Italy can operate under the certificate covering all the companies in the area; (iv) Sorin Biomedica represents and warrants that NewCo France has obtained a temporary operating permit which will allow NewCo France to operate until it receives the final authorization and Buyer acknowledges that Sorin Biomedica has advised it that a permanent operating permit has not as of the Closing been issued to NewCo France; and (v) Buyer acknowledges that Sorin Biomedica has advised it that the governmental authorization respecting China has not been obtained. Buyer accepts the foregoing provisions of this Section 7(a). The non-obtaining of the governmental licenses and other approvals referred to in this Section 7(a) shall not constitute a breach of the Agreement.

            (b) Sorin Biomedica represents and warrants that since the execution of the Agreement no Selling Party has, and no NewCo has, entered into any agreement outside of the ordinary course of business or agreement which has had individually or in the aggregate a Material Adverse Effect and there have been no changes in employees that have had individually or in the aggregate a Material Adverse Effect. The parties agree that based on such representations and warranties of Sorin Biomedica that no updating of Schedules A and B to each of Exhibits 1, 4, 5, 6, 7, 8 and 9 will be required. For the avoidance of doubt, contractual obligations entered into in the ordinary course of business in June by each of the NewCos (and from April 1 - June 30 respecting NewCo France) shall be treated as if they were entered into prior to the transfer and/or contribution of assets by the Selling Parties and Sorin Biomedica to each of the NewCos.

            (c) Exhibit C hereto contains an update of certain Schedules to the Agreement. The matters referred to in Exhibit C shall be treated as if they were included in revised Schedules to the Agreement as of the Closing Date.

            (d) The equity of various NewCos (other than Newco Italy) is apportioned as identified in Exhibit B.

            (e) To the extent it may be required, the consents of British Technology are hereby waived.

            (f) To the extent any disclosure or statement contained or referred to in this Section 7 (including without limitation in Exhibit C hereto) qualifies or modifies the representations and warranties contained in the Agreement or evidences that any such representations and warranties are not true and correct in all material respects as of the Closing Date, such disclosures and statements shall for the purposes of the Agreement and the closing certificate delivered by Sorin Biomedica to Buyer at the Closing pursuant to
Section 12.02 constitute and be deemed to constitute disclosure of same to Buyer pursuant to Section 8.04 of the Agreement (including that any notice requirements contained in Section 15.05 respecting the matters described in this
Section 7 shall be deemed complied with).

      8. Exchange Rate Calculations; Certain Other Adjustments. The parties agree to and/or acknowledge the following:

            (a) The parties acknowledge that, in connection with the exchange rate calculations to be made for the purposes of determining the cash payment at the Closing, such calculations have been based on the exchange rates published in the Wall Street Journal edition dated June 25, 1997 (the "temporary exchange rate"). The parties hereby agree that at the time in which the post-closing purchase price adjustments are made pursuant to Section 13.03 of the Agreement, a further adjustment shall be made to adjust for the difference between using the temporary exchange rates and using the exchange rate provisions provided for in the Agreement, including Section 4.01 of the Agreement and the first paragraph on page 2 of Exhibit 14 of the Agreement (the "agreed to exchange rate") and to the extent that (i) Buyer would had paid less cash to Sorin Biomedica at the Closing had the agreed to exchange rate been used, Sorin Biomedica shall pay Buyer such difference, and (ii) Sorin Biomedica would have received more cash at the Closing had the agreed to exchange rate been used, Buyer shall pay Sorin Biomedica such difference. The payment referred to in this Subsection shall be made with interest from the date of Closing to the day of payment at the rate provided for in Section 13.03(c) and allocated as it will be agreed to by the parties at the moment of the post-Closing purchase price adjustment pursuant to Article 13, taking into consideration the interest of the Buyer to have an upward adjustment allocated to the price of the IP Rights to the maximum extent permitted by the law. For the avoidance of doubt, it is also understood that any payment which has been made or will have been made by Buyer to Sorin Biomedica for the account of any Selling Party in accordance with this Agreement shall be considered as having been made to such Selling Party which will therefore have no further claim vis-a-vis Buyer in this respect.

            (b) The eventual intercompany financial debt/credit on the Closing Date (i) exclusively deriving from the month of June 1997 ordinary operations (period April-June 1997 for NewCo France) and/or (ii) arising from or related to the Contemplated Transactions will be settled by Buyer/Sorin Biomedica as follows: (A) as to Lit. 10,612,000,000 of intercompany debt of NewCo Italy to SNIA BPD, through payment by Buyer to Sorin Biomedica of such amount simultaneously herewith according to item 7 of Exhibit A hereto; and (B) as to the remaining amounts, at the time in which the post-closing purchase price adjustments shall be made pursuant to Section 13.03 of the Agreement. Any such amount shall be audited by Deloitte & Touche if one of the parties so requests. Such payment pursuant to clause (B) shall be made with interest from the Closing Date to the day of payment, at the rate provided for in Section 13.03(c). For the avoidance of doubt, profits and losses of NewCos subsequent to the contributions and/or transfers by the Selling Parties to each of the NewCos as of June 1, 1997 (NewCo France as of April 1, 1997) will be taken into account when determining the Net Invested Capital contemplated by Article 13. The net income/loss after tax for the month of June 1997 (April-June 1997 for France) will be audited by Deloitte & Touche.

      9. Other Arrangements. The parties agree to and/or acknowledge the following:

            (a) Sorin Biomedica hereby represents and warrants to ASI that it has caused Biofin to execute a document terminating Biofin's Minnesota Contingent Rights and the Minnesota Warrant. ASI hereby represents and warrants to Sorin Biomedica that, to the extent not previously done, it will immediately cause Incstar Corporation ("Incstar") to execute a document terminating any rights Incstar may have under a credit line with Fiat or its affiliates. The parties acknowledge and agree that each such document is effective as of the filing of the Articles of Merger with the Minnesota Secretary of State.

            (b) ASI represents and warrants to Sorin Biomedica that, with respect to Section 10(h) of the Agreement (i) the Articles of Merger contemplated by Section 1.5 of the Merger Agreement have been filed with the Minnesota Secretary of State and became effective at the time of filing and, accordingly, all closing conditions under the Merger Agreement have been satisfied and the Merger has become effective and (ii) ASI has provided to the Exchange Agent an amount equal to the Merger Consideration (as such term is defined in the Merger Agreement) for all outstanding Incstar shares, except with respect to dissenting shares.

            (c) Additional land having a Net Invested Capital of 100,000,000 Lit. has been transferred pursuant to a deed of transfer to NewCo Italy as of June 1, 1997 that is in addition to the land originally contemplated by the parties to be conveyed, and, accordingly, the parties confirm and agree that such 100,000,000 Lit. shall be included in the Net Invested Capital for the purpose of Article 13 of the Agreement.

            (d) The parties have determined that it is unnecessary prior to the Closing to allocate the purchase price resulting from any potential purchase price adjustment arising out of Article 13.

            (e) The parties agree that the Exhibit attached hereto as Exhibit D replaces in all respects the Exhibit 41 that was attached to the Agreement, and the Exhibit 41 that is attached to the Agreement is deemed to be void in all respects. The parties further agree that any bank reimbursement obligations to the extent related to the In Vitro Business entered into the ordinary course of business by any of NewCo Italy, Sorin Biomedica or any other NewCo in June, 1997 shall be deemed to be a Bank Reimbursement Obligation.

            (f) ASI hereby confirms that it has no objection to the fact that contributions and transfers of the In Vitro Business were made to the respective NewCos (other than to NewCo Brazil) at a time prior to the time which was immediately prior to the Closing.

            (g) The parties have executed a mutually satisfactory Transition Services Agreement.

            (h) The parties agree that the transfer of computer hardware and software contemplated in Section 13.05(c) of the Agreement has been made effective as of June 30, 1998 rather then January 1, 1998.

            (i) The parties agree that Buyer shall pay to Sorin Biomedica the appraisal fees and expenses for the Italian appraiser as required by Section
15.01 of the Agreement and the Transfer Taxes pursuant to Section 15.02 of the Agreement at the time in which the post-closing purchase price adjustments are paid pursuant to Section 13.03(c) upon presentation of reasonable documentation evidencing the amount due (provided the parties further confirm and agree that such payment regarding Transfer Taxes shall not be deemed to and shall not reduce or otherwise affect the obligations of Buyer under Section 15.02 respecting Transfer Taxes, including, without limitation, Section 15.02(c)).

            (j) Sorin Biomedica hereby undertakes that it will cause Sorin Italy and Caffaro S.p.A. to withdraw from Consortium Conbiotech prior to September 30, 1997 with effect as of December 31, 1997. Sorin Biomedica agrees not to withdraw from Consortium Conbiotech earlier than one year from the date hereof. The parties further agree that the payments required pursuant to Section 15.16 re:
Conbiotech are hereby eliminated. The foregoing provisions supersede any inconsistent provisions of Section 15.16.

            (k) Buyer agrees that on June 30, 1997 it will cause NewCos not to take any actions outside the ordinary course of business which could impact on the purchase price adjustment provided for in Article 13. Sorin Biomedica agrees that, pending registration of the transfer of the shares of NewCo Italy to Buyer in the Ledger's Book of NewCo Italy, it will cause Sorin Italy and Sorin Biomedica Cardio S.p.A. not to take any actions in their capacity as registered shareholders of NewCo Italy except to the extent required to complete such registration.

            (l) In case of conflict between the terms of the Agreement, as amended by this Amendment, and those contained in the local country stock purchase agreements being delivered at the Closing, the terms of the Agreement, as amended hereby, shall prevail. Without limiting the generality of the preceding sentence, the provisions in the local country stock purchase agreements respecting the assignment of all rights to undistributed profits and economic rights and any similar provisions and payments regarding taxes and expenses are not intended to and do not supersede, amend or otherwise modify the provisions of Article 13 or any other provisions of the Agreement.

            (m) Notwithstanding the provisions of Section 12.06, Buyer confirms that the following resignations of Directors are not required: Messers. Delaville and Crivelli of NewCo France, Mr. Zieboldt of NewCo Germany, Messers. Crivelli and Lammens of NewCo Belgium and the current directors except for Mr. Luis Mendivil of NewCo Spain.

            (n) ASI confirms Sorin Biomedica has delievered to ASI a document terminating the original Warrant Certificate issued to Biofin by Incstar.

            (o) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (p) The parties confirm that, except for the Confidentiality Agreement, the Agreement, as amended by this Amendment, supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with documents referred to in the Agreement and this Amendment) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. The Exhibits hereto are an integral part of this Amendment. Neither the Agreement nor this Amendment may be amended except by a written agreement executed by the party to be charged with the amendment.

      10. Governing Laws; Controversies. The provisions of Section 15.10 of the Agreement shall apply in all respects to this Amendment.

      11. Guarantee. ASI hereby consents to this Amendment and agrees that (a) this Amendment shall not reduce or otherwise impair or affect its obligations under Section 15.04 of the Agreement, and (b) Buyer's obligations under the Agreement mean the obligations thereunder, as amended by this Amendment.

      12. Limited Amendment. Each of the parties hereto agree that all of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect in all respects, and, except to the extent expressly amended hereby, the Agreement shall remain unamended.


      [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

      IN WITNESS WHEREOF, this Amendment has been executed by the duly empowered representatives of the parties hereto on the day and year first above written.


SORIN BIOMEDICA S.p.A.                SIENNA BIOTECH INTERNATIONAL INC.



By:__________________________         By:__________________________

Title:_______________________         Title:_______________________




WABCO STANDARD TRANE B.V.             AMERICAN STANDARD INC.



By:__________________________         By:_________________________

Title:_______________________         Title:_______________________


               European Agreement - Amendment No. 1 Signature Page



Exhibit A   Cash Calculation
Exhibit B   Apportionment of Equity
Exhibit C   Updating of Schedules
Exhibit D   Revised Exhibit 41

                                    EXHIBIT A


                Calculation of Cash Purchase Price at Closing(1)

1.    Lit. 280,000,000,000    (two hundred eighty billion) -- Purchase Price; minus

2.    Lit. 7,693,000,000      (seven billion six hundred ninety three million) -- such deduction is based on the following formula:

                              AxBxC*

                              where A is USD 0.57 (i.e. USD 6.32 minus USD
                              5.75), B is the number of shares in the Minnesota
                              Corporation other than the shares constituting the Sorin Shares (i.e., 7,997,750 shares) and C is the exchange rate USD: Lira of 1,687.5 calculated under Section 8 of Amendment No. 1(2) minus

3.    Lit. 90,735,000,000     (ninety billion seven hundred thirty five million) -- it has been determined based on the following formula:

                              DxExC*

                              where D is USD 6.32, E is the Sorin Shares (i.e., eight million five hundred seven thousand seven hundred and seven (8,507,707) shares) and C is the exchange rate USD: Lira of 1,687.5 calculated under Section 8 of Amendment No. 1; minus

4.    Lit. (14,400,000,000)   Retained Receivables as defined in Section 6.08; minus

4A.   Lit. (1,000,000,000)    Payment deferred re: NewCo Brazil pursuant to Section 6 of Amt. No. 1

5.    Lit. 148,840,000,000    (one hundred forty eight billion eight hundred forty million) -- Cash payment at Closing for the shares of the NewCos by Buyer to Sorin
                              Biomedica;

6.    Lit. 6,720,000,000      (six billion seven hundred twenty million) -- Consideration for the
                              I.P. Rights referred to in Section 12.05 of the Agreement.

7.    Lit. 10,612,000,000     Cash payment to be allocated as partial repayment of current existing intercompany financial debt due by NewCo Italy to Snia B.p.D.
                              and/or its affiliates

--------

      1 The fact that temporary exchange rates are being used in this calculation of the cash purchase price at the Closing shall not alter in any manner the provisions of Section 8(a) of this Amendment No. 1 requiring an adjustment after the Closing regarding the exchange rates.

      2 The maximum purchase price adjustment reimbursable to Sorin Biomedica relating to the net worth of the Minnesota Corporation pursuant to Article 13 shall be the amount deducted at Closing as provided in paragraph 2 above.

                                    EXHIBIT B
                             Apportionment of Equity

               [The Exhibit previously provided will be attached]

                                    EXHIBIT C

   [The Exhibit previously provided and attachments thereto will be attached.]

                                    EXHIBIT D
                                Revise Exhibit 41
                          [An Exhibit will be attached]


                                       -4-